Exhibit 1

CONTENTS

Chairman’s Message	2

Selected Consolidated Financial Data	4

Management’s Discussion and Analysis of Financial Condition and Results of Operations	6

Report of Independent Accountants	17

Consolidated Balance Sheets	18

Consolidated Statements of Operations	19

Consolidated Statements of Cash Flows	20

Consolidated Statements of Shareholders’ Equity	22

Notes to Consolidated Financial Statements	23

Stock Market Information	45

The Creative Network	46

Corporate Directory	48

CHAIRMAN’S MESSAGE

Dear Shareholders,

Creative is at an inflection point.

The Personal Digital Entertainment (PDE) market that we pioneered five years ago has finally achieved “critical mass”. It has reached a self-sustaining rapid growth stage and is about to explode.

For the past three years, while we focused on cutting costs to tackle the tough macro-economic situation, we did not neglect investing in and growing new resources and capabilities. In fact, I am proud to say that we were able to cut our costs back to 1997 levels, while at the same time we developed many more products and entered several new markets.

The PC market and Consumer Electronics markets are also at their inflection points. The battle has begun. The head-on collision of these two giant markets will be phenomenal and have great consequences. There will be surprising new winners and losers, and it will create many new opportunities for those who are quick and nimble.

We are fortunate that we had prepared ourselves well over these past few years. With the new capabilities we acquired in PDE, Speakers, and 3D-Graphics, and solidly backed by our massive experience and unrivaled leadership in the PC audio arena, I believe we are well positioned and fully prepared to take on this new and exciting challenge.

The strategy going forward and direction ahead of us are very clear. The targets are visibly lined up ahead; we just need to aim and shoot. We need to shoot accurately, though. In one word: we need to EXECUTE.

Creative must execute well to take on the new convergence market, whatever that may be. The electronics market is in a mini-boom now, with component shortages in a few areas. This is being driven by the consumer market, or more precisely by the digital entertainment market. New external devices like cell phones with cameras, digital cameras and of course, MP3 players like the NOMAD® MuVo® and NOMAD Jukebox have all reached their critical masses.

If Creative can take full advantage of this new inflection point, we could be entering another era of rapid growth. But we must run very, very fast, because the competition scrambling for this new space will not wait. There will be a lot of new players, and the old dominant incumbents from the consumer electronics side will not step aside without a fight.

Can Creative live up to the challenge?

Before I deal with this big question, I would like to give you a review of the fiscal year behind us.

Fiscal 2003 was an operationally solid and profitable year for Creative. This performance was achieved despite very tough economic and market conditions.

Revenues declined further in fiscal 2003 as we continued to be impacted by the uncertain global economic environment, particularly in the global technology markets, and other negative events during the year such as the port closures in the US West Coast, the military conflict in Iraq and the outbreak of SARS.

However, even with the reduction in revenues, we continued to achieve operating profits and improve gross margins. We achieved our highest gross margin percentage in many years, reflecting the results of the initiatives we had taken over the past two years to re-direct our strategy toward a focus on profitability, moving away from lower margin, higher risk products and concentrating on the higher-margin core audio, speakers and PDE products. The higher gross margins and the on-going cost reduction and expense control measures we have instituted over the past two years in all aspects of the business were key contributors to our achieving operating profits in all four quarters of the fiscal year.

Sales for fiscal year 2003 were $702 million, a reduction of 13% compared to $806 million for the fiscal year 2002. Gross profit as a percentage of sales was 35% in fiscal 2003 compared to 33% in fiscal 2002. Net income for fiscal 2003 was $23 million, compared to a net loss of $20 million in fiscal 2002. Net income for fiscal 2003 included net investment losses of $6 million, while the loss for fiscal 2002 included net investment losses of $45 million and a one-time charge of $26 million for in-process technology relating to the acquisition of 3Dlabs. Excluding these investment losses and other charges, the results would have been a net income of $29 million for fiscal 2003 and $52 million for fiscal 2002.

Now, to answer the “big question” raised earlier on whether Creative can live up to the challenge, I would like to put forward some points for your assessment.

Besides the success of our focus on profitability, as reflected in the financial results, what is perhaps more significant are the successes and achievements we had on the product and technology fronts during the fiscal year. We have made strong progress on our strategy of leveraging our enormously strong brand name within the PC industry, increasing the breadth of our product lines, and moving more of our new product offerings outside of the PC box where we can offer great visual industrial design (ID) and appeal to a broader base of potential customers. We have focused our R&D resources on innovation in both technical product design and the visual ID of our products, as we significantly increased the overall number of product offerings. We have also dedicated substantial development resources to completely remodeling our product lines and our business with the goal of extending our leadership position in the PDE market – a market we pioneered. We believe there are long term growth opportunities as we continue to introduce PDE products with great visual ID and award-winning functionality that work with and away from the PC.

We have significantly expanded the breadth of our product lines, with the introduction of more new products than in any other period in our history. In the first half of the new fiscal year, we plan to launch over 90 products, the most in our history, across all of our product categories. With the launch of these new products, we have what is probably our most exciting and innovative line of products to date.

The new products that I am most excited and proud of include the Creative NOMAD Jukebox Zen NX, NOMAD MuVo NX, NOMAD MuVo2, and the Creative I-Trigue™ L3500/L3450 speakers.

The Creative NOMAD Jukebox Zen NX, is our flagship hard disk-based, pocket-size digital audio player. It is the slimmest, lightest NOMAD Jukebox ever, with huge storage capacity of 20GB, 30GB or 60GB, and superfast USB 2.0 connectivity. The stylish NOMAD Jukebox Zen NX can store tens of thousands of MP3 and WMA songs and play back high-fidelity music at 98dB SNR for up to 14 hours on one full battery charge. Our patented technology allows significantly longer battery life than the competition, and the removable battery module allows the user to have even longer playtime by carrying spares.

The tiny, flash memory-based NOMAD MuVo NX, introduced in July 2003, improves on the classic design of the original NOMAD MuVo, and introduces a cool blue backlit LCD screen, a built-in microphone for voice recording, graphic equalizer and other additions to the original feature set. The NOMAD MuVo NX can also be connected directly to Creative speaker systems, such as the new Creative I-Trigue™ speaker line, via an M-PORT™ interface for instant music playback. There are patents pending worldwide on the MuVo’s technology, and the US patent application was published by the United States Patent & Trademark Office in September, 2003.

The NOMAD MuVo2 was launched in September, 2003 as a brand new line of ultra-compact and lightweight MP3 players, available in both hard drive- and flash memory-based models. The hard drive-based model, the NOMAD MuVo2 1.5GB, comes with 1.5GB storage capacity, and is Creative’s smallest hard-drive based MP3 player ever. The rugged flash memory version, the NOMAD MuVo2 X-Trainer, comes with 512MB or 1GB capacity, and is designed specifically for the digital music consumer with an active lifestyle. All versions are extremely compact and feature high-capacity removable and rechargeable Li-Ion batteries, unparalleled audio quality, super fast USB 2.0 connectivity and simple drag and drop functionality.

Creative made a big statement with its new Creative I-Trigue L3500/L3450 speakers, which combine an exterior design that looks simply stunning with cutting-edge technology such as Lateral Firing Transducers for a wider soundstage and richer listening experience. Each new Creative I-Trigue speaker system features bi-amplification for optimum performance in specific frequency ranges and more accurate sound reproduction.

The full list of Creative’s new products is far too long to incorporate into this letter, but it includes many offerings in sound cards, external audio, speakers, digital audio players, cameras, workstation graphics, communications, keyboards and mice.

To have a comprehensive view of the breadth and beauty of Creative’s products, I would like to invite you to visit the Creativex Showroom at our Singapore Headquarters and our www.Creative.com web site.

Creative is now a much leaner company with an improved cost structure, yet our expanded product development capabilities afford us the ability to respond rapidly to changes in business conditions and to pursue new business opportunities which were not feasible with our previous cost structure. We are ready to focus on growth again through our remodeled product lines and businesses. With a large majority of our many new products functioning external to the PC box, we are no longer solely dependent on the PC market and add-in cards.

As we continue to move the company into new, higher growth markets outside of the PC box and our core audio product category, the growth opportunities we see are not limited to our traditional retail channels, but also include opportunities to further build our direct-to-consumer business, our OEM business, and to develop new ODM relationships. We believe that with our new operating cost structure, we can aggressively pursue these OEM and ODM channels for incremental revenue and profit — and we have already made progress on this front with a major customer.

We believe our downturn in revenues has bottomed out, and that we are now poised to reap the benefits of our hard work over the past two years to remodel our product lines and businesses.

Yes. Creative is ready to live up to the challenge.

Sim Wong Hoo

Chairman & Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL DATA

The following table contains selected data from Creative’s Consolidated Statements of Operations for the five years ended June 30, 2003. The data for the three years ended June 30, 2003 is derived from and should be read in conjunction with, the consolidated financial statements and related notes thereto included elsewhere in this Annual Report. The data for the two years ended June 30, 2000 are derived from the audited financial statement which are not included in this annual report.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(US$’000, EXCEPT PER SHARE DATA):

	For the years ended June 30
	2003	2002(1)	2001	2000	1999
Sales, net (2)	$701,769	$805,905	$1,226,068	$1,342,192	$1,296,403
Cost of goods sold	452,952	543,382	894,236	947,157	944,499

Gross profit	248,817	262,523	331,832	395,035	351,904
Operating expenses:
Selling, general and administrative (2)	162,839	170,122	230,417	252,321	209,534
Research and development	58,775	38,248	54,022	60,428	46,725
Other charges (3)	—	26,080	22,814	20,000	—

Operating income	27,203	28,073	24,579	62,286	95,645
(Loss) gain from investments, net	(6,049)	(45,414)	(148,490)	103,443	15,048
Interest income and other, net	4,864	5,155	2,416	5,287	14,621

Income (loss) before income taxes and minority interest	26,018	(12,186)	(121,495)	171,016	125,314
Provision for income taxes (4)	(2,720)	(5,698)	(8,409)	(9,472)	(9,920)
Minority interest in loss (income)	79	(1,843)	(469)	(532)	(312)

Net income (loss)	$23,377	$(19,727)	$(130,373)	$161,012	$115,082

Basic earnings (loss) per share	$0.30	$(0.27)	$(1.65)	$1.96	$1.28

Weighted average ordinary shares outstanding (‘000)	79,202	73,182	79,049	82,028	89,818

Diluted earnings (loss) per share	$0.29	$(0.27)	$(1.65)	$1.86	$1.25

Weighted average ordinary shares and equivalents outstanding (‘000)	80,851	73,182	79,049	86,612	92,241

CONSOLIDATED BALANCE SHEET DATA (US$’000):

	As of June 30
	2003	2002(1)	2001	2000	1999
Cash and cash equivalents	$232,053	$166,917	$168,157	$285,757	$318,990
Working capital	209,389	165,945	203,180	331,414	400,998
Total assets	646,843	666,378	673,980	1,176,459	805,689
Long-term debt, net of current maturities	39,027	16,782	22,560	27,051	28,642
Shareholders’ equity	428,837	423,952	381,886	778,638	560,261

Notes:

(1)	Financial data for fiscal 2002 includes the results of 3Dlabs Inc., Ltd (“3Dlabs”), see Note 16 of “Notes to Consolidated Financial Statements,” acquired during fiscal 2002, from the date the acquisition was completed.

(2)	In fiscal 2002, Creative adopted Emerging Issues Task Force (“EITF”) Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” As a result, certain consideration paid to distributors and resellers of its products has been reclassified as a revenue offset rather than as selling, general and administrative expense. Prior years’ financial statements have been reclassified to conform to this presentation.

(3)	Included in the results of operations are other charges of: $26.1 million in fiscal 2002 for write-off of in-process technology arising from the acquisition of 3Dlabs, see Note 16 of “Notes to Consolidated Financial Statements;” $22.8 million in fiscal 2001 which comprised $8.4 million restructuring charges, $3.2 million fixed assets impairment write-downs and $11.2 million write-off of other assets acquired from Aureal Semiconductor, Inc. (“Aureal”), see Note 13 of “Notes to Consolidated Financial Statements;” and in fiscal 2000, the $20.0 million charge relates to the settlement of all outstanding litigation claims between Aureal and Creative.

(4)	As described in Note 10 of “Notes to Consolidated Financial Statements,” Creative was granted a Pioneer Certificate in 1990 under which income classified as pioneer status income is exempt from tax in Singapore, subject to certain conditions. The Pioneer Certificate expired in March 2000. Such status had the effect of reducing Creative’s provision for income taxes by approximately $15.4 million and $26.4 million, or $0.18 and $0.29 per share, for fiscal 2000 and 1999. The corporate income tax rate in Singapore, which would otherwise be applicable, would have been 25.5% for fiscal year 2000 and 26% for fiscal year 1999.

Creative has applied for a separate and new Pioneer Certificate. If Creative is awarded this new Pioneer Certificate, profits under the new Pioneer Certificate will be exempted from tax in Singapore. For fiscal 2000 (covering period from April 1, 2000 to June 30, 2000), 2001, 2002 and 2003, corporate tax was provided for in full based on the standard tax rates of 25.5% and 24.5% for fiscal 2000 and 2001 respectively and 22.0% for 2002 and 2003 as the terms and agreements of the new Pioneer Certificate is currently still under negotiation as at to date. When awarded, the new Pioneer Certificate is expected to result in the reduction of Creative’s provision for income taxes, subject to the terms and agreement by the Singapore Comptroller of Income Tax. See Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) for further discussion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical information contained herein, the matters set forth herein are forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause Creative’s actual results to differ materially. Such risks and uncertainties include: Creative’s ability to timely develop new products that gain market acceptance and to manage frequent product transitions; competitive pressures in the marketplace; Creative’s ability to successfully integrate acquisitions; potential fluctuations in quarterly results due to the seasonality of Creative’s business and the difficulty of projecting such fluctuations; possible disruption in commercial activities caused by factors outside of Creative’s control, such as terrorism, armed conflict and labor disputes; a reduction in demand for computer systems, peripherals and related consumer products as a result of poor economic conditions, social and political turmoil and major health concerns, such as the spread of Severe Acute Respiratory Syndrome, or SARS; the proliferation of sound functionality in new products from competitors at the application software, chip and operating system levels; the failure of cost-cutting measures to achieve anticipated cost reduction benefits; the deterioration of global equity markets; exposure to excess and obsolete inventory; Creative’s reliance on sole sources for many of its chips and other key components; component shortages which may impact Creative’s ability to meet customer demand; Creative’s ability to protect its proprietary rights; a reduction or cancellation of sales orders for Creative products; accelerated declines in the average selling prices of Creative’s products; the vulnerability of certain markets to current and future currency fluctuations; the effects of restricted fuel availability and rising costs of fuel; fluctuations in the value and liquidity of Creative’s investee companies; and the potential decrease in the trading volume and value of Creative’s Ordinary Shares as a result of Creative’s intended delisting from NASDAQ and elimination of its U.S. public reporting obligations. For further information regarding the risks and uncertainties associated with Creative’s business, please refer to its filings with the SEC, including its Form 20-F for fiscal 2002 filed with the SEC. Creative undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in Creative’s expectations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

GENERAL

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon Creative’s Consolidated Condensed Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect its more significant estimates and assumptions used in the preparation of its consolidated financial statements:

Revenue recognition;

Allowances for doubtful accounts, returns and discounts;

Valuation of inventories;

Valuation of investments;

Valuation of goodwill and other intangible assets;

Assessment of the probability of the outcome of current litigation; and

Accounting for income taxes.

REVENUE RECOGNITION

Revenue from product sales is recognised when persuasive evidence of an arrangement exists, title and risk of loss transferred, delivery has occurred, price is fixed or determinable, and collectibility is probable. Allowances are provided for estimated returns, discounts and warranties. Management analyzes historical returns, current economic trends and changes in customer demand and acceptance of its products when evaluating the adequacy of the sales returns allowance. Such allowances are adjusted periodically to reflect actual and anticipated experience. When recognizing revenue, Creative records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price protection, promotions, other volume-based incentives and rebates. Creative may take action to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered. Significant management judgement and estimates must be used in connection with establishing these allowances in any accounting period. If market conditions were to decline, Creative may take action to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered.

ALLOWANCES FOR DOUBTFUL ACCOUNTS, RETURNS AND DISCOUNTS

Creative establishes allowances for doubtful accounts, returns and discounts for specifically identified doubtful accounts, returns and discounts based on credit profiles of its customers, current economic trends, contractual terms and conditions and historical payment, return and discount experience. Management performs ongoing credit evaluations of customers’ financial condition and uses letters of credit in certain circumstances. Credit insurance coverage is obtained when coverage is available and feasible. However, Creative is not able to procure credit insurance coverage for all customers as insurers have excluded certain customers and geographic markets. In the event actual returns, discounts and bad debts differ from these estimates, or Creative adjust these estimates in future periods, its operating results and financial position could be adversely affected.

VALUATION OF INVENTORIES

Creative states inventories at the lower of cost or market. Management performs a detailed assessment of inventory at each balance sheet date to establish provisions for excess and obsolete inventories. Evaluation includes a review of, among other factors, historical sales, current economic trends, forecasted sales, demand requirements, product lifecycle and product development plans, quality issues, and current inventory levels. In the event that Creative adjusts its estimates, such as forecasted sales and expected product lifecycles, its operating results and financial position could be adversely affected.

VALUATION OF INVESTMENTS

Creative holds equity investments in various companies from less than 1% to 100% of the issuer’s outstanding capital stock. Investments in companies in which Creative acquires more than 50% of the outstanding capital stock, or which are under Creative’s effective control, are treated as investments in subsidiaries, and the balance sheets and results of operations are fully consolidated after making an allowance for any minority interests. Companies in which Creative’s investments total between 20% and 50% of such company’s capital stock are treated as associated companies and recorded on an equity basis, whereby the cost of investment is adjusted to recognise Creative’s share of all post acquisition results of operations.

As for investments of less than 20%, non-quoted investments are carried at cost, less provisions for permanent impairment where necessary, and quoted investments are reported at fair value with the unrealised gains and losses included as a separate component of shareholders’ equity. The investment portfolio is monitored on a periodic basis for impairment. Creative’s investments in these companies are inherently risky because the markets for the technologies or products they have under development are typically in the early stages and may never develop. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. Fair values for investments in public companies are determined using quoted market prices. Fair values for investments in privately-held companies are estimated based upon one or more of the following: pricing models using historical and forecasted financial information and current market rates, liquidation values, the values of recent rounds of financing, or quoted market prices of comparable public companies.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

VALUATION OF INVESTMENTS (Cont’d)

In order to determine whether a decline in value is other-than-temporary, Creative evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the financial condition of and business outlook for the company, including key operational and cash flow metrics, current market conditions and future trends in the company’s industry, and the company’s relative competitive position within the industry; and Creative’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value.

VALUATION OF GOODWILL AND OTHER INTANGIBLE ASSETS

Creative uses the purchase method of accounting for business combinations, in line with Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 141 “Business Combinations.” The purchase method of accounting for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price paid to the fair value of the net tangible and intangible assets acquired, including in-process technology. The allocation of the purchase price was based on independent appraisals. The amounts and useful lives assigned to intangible assets could impact future amortization; the amount assigned to in-process technology is expensed immediately. If the assumptions and estimates used to allocate the purchase price are not correct, purchase price adjustments or future asset impairment charges could be required.

Creative reviews for impairment of goodwill on an annual basis. Reviews for impairment of goodwill and other intangible assets are also conducted whenever events indicate that the carrying amount might not be recoverable. Factors that Creative may consider important which could trigger an impairment review include the followings:

•	significant under performance relative to expected historical or projected future operating results;

•	significant changes in the manner of use of the acquired assets or the strategy for Creative’s overall business;

•	significant negative industry or economic trends;

•	significant decline in Creative’s stock price for a sustained period; and

•	Creative’s market capitalization relative to net book value.

When the existence of one or more of the above factors indicate that the carrying value of goodwill and other intangibles assets may be impaired, Creative measures the amount of impairment based on a projected discounted cash flow method using a discount rate determined by the management to be commensurate with the risk inherent in Creative’s current business model.

ASSESSMENT OF THE PROBABILITY OF THE OUTCOME OF CURRENT LITIGATION

Creative records accruals for loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

ACCOUNTING FOR INCOME TAXES

In preparation of the financial statements, Creative estimates its income taxes for each of the jurisdictions in which it operates. This involves estimating the actual current tax exposure and assessing temporary differences resulting from differing treatment of items, such as reserves and accruals for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within Creative’s consolidated balance sheet. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and future taxable income for purposes of assessing the ability to realize any future benefit from its deferred tax assets. Valuation allowance is provided for Creative’s deferred tax assets as management believes substantial uncertainty exists regarding the realizability of these assets.

The Singapore corporate income tax rate is currently at 22.0%, the rate at which Creative is providing taxes on Singapore income. Creative was granted a Pioneer Certificate in 1990 under which income classified as pioneer status income is exempt from tax in Singapore, subject to certain conditions. As the Pioneer Certificate expired in March 2000, Creative has applied for a separate and new Pioneer Certificate. If Creative is awarded this new Pioneer Certificate, the effective tax rate will be reduced as profits under the new Pioneer Certificate will be exempted from tax in Singapore.

In the event that actual results differ from these estimates or Creative adjust these estimates in future periods, its operating results and financial position could be materially affected.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, selected statement of operations data as a percentage of sales:

	Years ended June 30
	2003	2002	2001
Sales, net	100%	100%	100%
Cost of goods sold	65	67	73

Gross profit	35	33	27

Operating expenses:
Selling, general and administrative	23	21	19
Research and development	8	5	4
Other charges	—	3	2

Operating income	4	4	2

Loss from investments, net	(1)	(6)	(12)
Interest income and other, net	1	1	—

Income (loss) before income taxes and minority interest	4	(1)	(10)

Provision for income taxes	(1)	(1)	(1)
Minority interest in loss (income)	—	—	—

Net income (loss)	3%	(2)%	(11)%

Creative’s net sales, by product category, for the past three fiscal years were as follows:

	Percentage of Net Sales for fiscal years ended June 30
	2003	2002	2001
Audio products	33%	44%	41%
Speakers	23%	21%	12%
Personal Digital Entertainment	18%	9%	9%
Graphics & Video products	12%	6%	6%
Multimedia Upgrade Kits	1%	5%	22%
Communication / Other products	13%	15%	10%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR ENDED JUNE 30, 2003 COMPARED TO YEAR ENDED JUNE 30, 2002

Net sales for the year ended June 30, 2003 decreased by 12.9% compared to the year ended June 30, 2002. The lower net sales was mainly attributed to the difficult global economic climate where several major U.S. retailers have encountered slowing sales. Audio product sales, which include Sound Blaster audio cards and chipsets, for fiscal year 2003 decreased by 34% compared to fiscal year 2002, and as a percentage of total sales, decreased from 44% in fiscal 2002 to 33% in fiscal 2003. The decrease in audio product sales was primarily due to the decline in sales to the system integrator market and a drop off in sales of low-end audio products. Sales of speakers in fiscal 2003 decreased marginally by 4% compared to fiscal 2002, mainly due to reduced sales of non-multimedia speakers offset by higher demand for new models of multimedia speakers. Speakers represented 23% of sales in fiscal 2003 compared with 21% of sales in fiscal 2002. Sales of personal digital entertainment (“PDE”) products, which includes digital audio players and digital cameras, increased by 71% in fiscal 2003 compared to fiscal 2002 and represented 18% of sales in fiscal 2003 as compared to 9% of sales in fiscal 2002. The significant increase was driven by strong demand for the NOMAD MuVo and the introduction of the NOMAD Jukebox Zen in fiscal 2003. Sales of graphics and video products increased by 78% in fiscal 2003 compared to fiscal 2002 and represented 12% of sales in fiscal 2003 compared with 6% of sales in fiscal 2002. The significant increase in graphic card sales was primarily due to sales of graphic cards by 3Dlabs, which was acquired by Creative in May 2002. Sales of multimedia upgrade kits (“MMUK”), which includes data storage devices, decreased by 82% in fiscal 2003 compared to fiscal 2002 and comprised 1% of sales compared to 5% of sales in the prior fiscal year. The reduction in MMUK sales in fiscal 2003 is in line with Creative’s current business strategy of de-emphasizing lower margin products. Sales of other products, which includes accessories, music products, communication products and other miscellaneous items, decreased by 27% in fiscal 2003 compared to fiscal 2002 and represented 13% of sales in fiscal 2003 compared to 15% of sales in the prior fiscal year. This decrease in other product sales was primarily due to a decrease in sales of communication products.

Gross profit in fiscal 2003 increased to 35% of net sales, compared to 33% in fiscal 2002. This improvement in gross profit was primarily a result of Creative’s business strategy of shifting away from low-margin and high-risk products and focusing on audio products, speakers and PDE products.

Selling, general and administrative (“SG&A”) expenses in fiscal 2003 declined by 4% compared to fiscal 2002. As a percentage of sales, SG&A expenses were 23% of sales for fiscal 2003 and 21% for fiscal 2002. Creative has been focusing on reducing its operating expenses, but the increase in SG&A expenses as a percentage of sales was primarily due to the addition of operating expenses incurred by 3Dlabs. SG&A expenses incurred by 3Dlabs include amortization of other intangible assets of $8.0 million in fiscal 2003 and $2.5 million in fiscal 2002. Research and development (“R&D”) expenses increased from 5% of sales in fiscal 2002 to 8% of sales in fiscal 2003, mainly due to the higher R&D expenses incurred by 3Dlabs which was acquired in May 2002.

Other charges of $26.1 million in fiscal 2002 relates to the write off of acquired in-process technology arising from the acquisition of 3Dlabs and represented 3% of sales in fiscal 2002. See Note 16 of “Notes to Consolidated Financial Statements.”

Net investment loss of $6.0 million in fiscal year 2003 included permanent write-downs of quoted and unquoted investments by $13.6 million offset partially by net gains from sale of quoted investments of $7.6 million. The $45.4 million net investment loss in fiscal year 2002 comprised $49.3 million in write-downs of investments, offset partially by a $3.9 million net gain from sales of investments and marketable securities. Net interest and other income decreased by $0.3 million to $4.8 million in fiscal 2003 compared to $5.1 million in the prior fiscal year. This decrease was primarily due to a reduction in interest income by $1.0 million resulting from lower interest rates, increase in share of associates’ losses by $1.0 million, offset partially by increase in exchange gain of $1.5 million.

Creative’s provision for income taxes for fiscal 2003 as a percentage of operating income was 10% compared to 20% in fiscal 2002. The higher tax provision in fiscal 2002 was primarily due to changes in the mix of taxable income arising from various geographical regions and other charges of $26.1 million in fiscal 2002 which Creative has considered it a non-tax deductible expense.

YEAR ENDED JUNE 30, 2002 COMPARED TO YEAR ENDED JUNE 30, 2001

Net sales for the year ended June 30, 2002 decreased by 34% compared to the year ended June 30, 2001. The substantially lower revenues in fiscal year 2002, was a result of the strategic shift by Creative to focus on its core products and to de-emphasize lower margin products and the difficult global economic climate. Audio product sales for fiscal year 2002 decreased by 30% compared to fiscal year 2001, but as a percentage of total sales, increased from 41% in fiscal 2001 to 44% in fiscal 2002. Sales of speakers increased by 10% and represented 21% of sales in fiscal 2002 compared with 12% of sales in fiscal 2001. The improvement in speaker sales was primarily a result of the introduction of new models of multi-media speakers. Sales of PDE products decreased by 31% and represented 9% of sales in fiscal 2002 and fiscal 2001. Sales of MMUKs decreased by 84% in fiscal 2002 compared to fiscal 2001 and comprised 5% of sales compared to 22% of sales in the prior fiscal year. The reduction in MMUK sales in fiscal 2002 is in line with Creative’s current business strategy of de-emphasizing lower margin products. Similarly, in line with this current strategy, sales of graphics and video products decreased by 36% and represented 6% of sales in both fiscal years 2002 and 2001. Sales of other products, which includes accessories, music products, communication products and other miscellaneous items, increased by 4% and represented 15% of sales in fiscal 2002 compared to 10% of sales in the prior fiscal year. This increase in other product sales was primarily due to an increase in sales of communication products.

Gross profit in fiscal 2002 increased to 33% of net sales, compared to 27% in fiscal 2001. This improvement in gross profit was primarily a result of the strategic shift in business, with emphasis on Creative’s core audio products, speakers and PDE products.

SG&A expenses in fiscal 2002 declined by 26% due to management’s cost cutting efforts to correspond to the revised revenue expectations. As a percentage of sales, SG&A expenses were 21% of sales for fiscal 2002 and 19% for fiscal 2001. R&D expenses were 5% of sales in fiscal 2002 and 4% of sales in fiscal 2001.

Other charges of $26.1 million in fiscal 2002 relates to the write-off of acquired in-process technology arising from the acquisition of 3Dlabs and represented 3% of sales in fiscal 2002 compared to 2% of sales in fiscal 2001. See Note 16 of “Notes to Consolidated Financial Statements.”

Net investment loss of $45.4 million in fiscal year 2002 comprised $49.3 million in write-downs of investments, offset partially by a $3.9 million net gain from sales of investments and marketable securities. Net investment loss of $148.5 million in fiscal 2001 included $200.3 million in write-downs of investments, offset partially by a $51.8 million net gain from sales of investments and marketable securities. Net interest and other income increased by $2.7 million to $5.1 million in fiscal 2002 compared to $2.4 million in the prior fiscal year. This increase was primarily due to an exchange gain of $3.9 million in fiscal 2002 versus an exchange loss of $3.7 million in fiscal 2001, offset partially by lower interest income resulting from lower interest rates and lower average cash balances.

Creative’s provision for income taxes for fiscal 2002 as a percentage of operating income was 20% compared to 34% in fiscal 2001. The higher tax provision in fiscal 2001 was primarily due to changes in the mix of taxable income arising from various geographical regions and a lower other charges in fiscal 2001 compared to fiscal 2002 which Creative has considered it a non-tax deductible expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

QUARTERLY RESULTS

The following is a summary of Creative’s unaudited quarterly results for the eight quarters ended June 30, 2003, together with the percentage of sales represented by such results. Consistent with the PC peripheral market, demand for Creative’s products is generally stronger in the quarter ended December 31, compared to any other quarter of the fiscal year due to consumer buying patterns. In management’s opinion, the results detailed below have been prepared on a basis consistent with the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented when read in conjunction with the financial statements and notes thereto contained elsewhere herein. Creative’s business is seasonal in nature and the quarterly results are not necessarily indicative of the results to be achieved in future quarters.

	Unaudited data for quarters ended (in US$’000 except per share data)
	Jun 30 2003	Mar 31 2003	Dec 31 2002	Sep 30 2002	Jun 30 2002	Mar 31 2002	Dec 31 2001	Sep 30 2001
Sales, net (1)	$149,589	$160,617	$230,940	$160,623	$182,572	$193,385	$249,506	$180,442
Cost of goods sold	96,788	104,365	149,169	102,630	122,291	129,209	167,353	124,529

Gross profit	52,801	56,252	81,771	57,993	60,281	64,176	82,153	55,913
Operating expenses:
Selling, general and administrative (1)	34,266	37,379	49,039	42,155	42,815	38,737	45,143	43,427
Research and development	15,583	14,646	13,279	15,267	10,748	8,412	9,480	9,608
Other charges (2)	—	—	—	—	26,080	—	—	—

Operating income (loss)	2,952	4,227	19,453	571	(19,362)	17,027	27,530	2,878
Net gain (loss) from investments	10	85	172	(6,316)	(29,845)	128	728	(16,425)
Interest income (expense) and other, net	1,972	886	1,199	807	2,289	151	1,291	1,424

Income (loss) before income taxes and minority interest	4,934	5,198	20,824	(4,938)	(46,918)	17,306	29,549	(12,123)
Provision for income taxes	(295)	(423)	(1,945)	(57)	(1,012)	(1,703)	(2,753)	(230)
Minority interest in (income) loss	(12)	73	—	18	(436)	(423)	(489)	(495)

Net income (loss)	$4,627	$4,848	$18,879	$(4,977)	$(48,366)	$15,180	$26,307	$(12,848)

Basic earnings (loss) per share	$0.06	$0.06	$0.24	$(0.06)	$(0.65)	$0.21	$0.36	$(0.17)

Weighted average ordinary shares outstanding (‘000)	79,527	79,377	79,026	78,877	74,375	72,134	72,366	73,854

Diluted earnings (loss) per share	$0.06	$0.06	$0.23	$(0.06)	$(0.65)	$0.20	$0.36	$(0.17)

Weighted average ordinary shares and equivalents outstanding (‘000)	80,906	80,557	80,699	78,877	74,375	76,323	73,664	73,854

	Unaudited data for quarters ended (as a percentage of sales)
	Jun 30 2003	Mar 31 2003	Dec 31 2002	Sep 30 2002	Jun 30 2002	Mar 31 2002	Dec 31 2001	Sep 30 2001
Sales, net (1)	100%	100%	100%	100%	100%	100%	100%	100%
Cost of goods sold	65	65	65	64	67	67	67	69

Gross profit	35	35	35	36	33	33	33	31
Operating Expenses:
Selling, general and administrative (1)	23	23	21	26	24	20	18	24
Research and development	10	9	6	10	6	4	4	5
Other charges (2)	—	—	—	—	14	—	—	—

Operating income (loss)	2	3	8	—	(11)	9	11	2
Net gain (loss) from investments	—	—	—	(4)	(16)	—	—	(9)
Interest income (expense) and other, net	1	1	1	1	1	—	1	—

Income (loss) before income taxes and minority interest	3	4	9	(3)	(26)	9	12	(7)
Provision for income taxes	—	(1)	(1)	—	(1)	(1)	(1)	—
Minority interest in (income) loss	—	—	—	—	—	—	—	—

Net income (loss)	3%	3%	8%	(3)%	(27)%	8%	11%	(7)%

(1)	For the quarter ended March 31, 2002, Creative has adopted EITF Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” As a result, certain consideration paid to distributors and resellers of its products has been reclassified as a revenue offset rather than as selling, general and administrative expense. Prior quarters’ financial data have been reclassified to conform to this presentation.

(2)	Other charges for the quarter ended June 30, 2002 relates to the write-off of in-process technology arising from the acquisition of 3Dlabs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents at June 30, 2003 were $232.0 million, an increase of $65.1 million compared to the balance of $166.9 million at June 30, 2002.

Operating Activities:

Net cash generated from operating activities during fiscal 2003 was $99.7 million compared with $89.4 million in fiscal 2002. The cash generated during fiscal 2003 primarily resulted from net income of $23.4 million, net adjustments of $39.8 million for non-cash items, a net decrease in accounts receivable and other assets and prepaid of $30.3 million, a net decrease in inventory of $28.2 million, which is in line with lower sales and management’s decision to maintain a lower inventory level, and a decrease in marketable securities of $1.4 million. The cash contributions were offset partially by a decrease in accounts payable and accrued and other liabilities of $15.1 million and a decrease in income taxes including deferred tax of $8.3 million. The $39.8 million of adjustments of non-cash items to net income include depreciation of fixed assets of $19.1 million, amortization of intangible assets of $9.1 million, write downs of investments and other non-current assets of $13.6 million and net gain from investments of $7.8 million.

Net cash generated from operating activities during fiscal 2002 was $89.4 million compared with $77.5 million in fiscal 2001. The cash generated during fiscal 2002 primarily resulted from the net loss of $19.7 million offset by net adjustments of $105.9 million for non-cash items including depreciation and amortization of $29.9 million, write off of in-process technology acquired from 3Dlabs amounting to $26.1 million (see Note 16 of “Notes to Consolidated Financial Statements”), investments and other non-current asset write downs of $49.3 million, and net gain from investments of $5.3 million. Also contributing to the cash generated from operating activities were net decreases in accounts receivable of $18.2 million and inventory of $50.6 million which was in line with the management’s decision to maintain a lower inventory level. However, the positive cash flow was offset partially by a net reduction in accounts payable, other accrued liabilities and income taxes including deferred tax of $69.1 million, resulting in the net cash generated of $89.4 million.

Investing Activities:

Net cash used for investing activities during fiscal 2003 was $12.3 million compared with $50.0 million in fiscal 2002. The amount used in fiscal 2003 comprises $15.7 million in capital expenditures, $5.5 million to purchase investments, and $4.9 million for the acquisition of other non-current assets. The cash used in investing activities was offset in part by the proceeds from the sale of fixed assets and quoted investments amounting to $2.6 million and $11.2 million, respectively.

Net cash used for investing activities during fiscal 2002 was $50.0 million compared with $69.4 million in fiscal 2001. The amount used in fiscal 2002 comprises $25.8 million for the acquisition of 3Dlabs, net of cash acquired (see Note 16 of “Notes to Consolidated Financial Statements”), purchase of investments of $9.2 million, capital expenditures of $8.7 million, and the acquisition of other non current assets of $20.6 million. The cash used in investing activities was offset in part by the proceeds from sale of quoted investments amounting to $13.9 million.

Financing Activities:

During fiscal 2003, $22.3 million was used for financing activities compared with $40.7 million in fiscal 2002. Cash used for financing activities included a $6.7 million decrease in minority shareholders’ loan and equity balance, a $4.0 million buyout of minority interest, $21.7 million repayments of debt obligations, $2.9 million repayments of capital leases and dividends payment of $21.9 million (see Note 8 of “Notes to Consolidated Financial Statements”) to shareholders and minority interest. The cash used in financing activities was offset partially by cash generated from exercises of stock options to purchase Creative ordinary shares, which amounted to $4.1 million and $30.8 million proceeds from debt obligations.

During fiscal 2002, $40.7 million was used for financing activities compared with $125.7 million in fiscal 2001. Cash used for financing included $18.0 million to purchase and retire 2.7 million Creative ordinary shares (see Note 7 of “Notes to Consolidated Financial Statements”), $18.0 million for dividends paid (see Note 8 of “Notes to Consolidated Financial Statements”), $10.0 million to buyout a subsidiary’s preference shares issued to minority interests (see Note 12 of “Notes to Consolidated Financial Statements”), and $2.8 million to repay debt obligations. The cash used in financing activities was offset partially by cash generated from exercises of stock options to purchase Creative ordinary shares amounting to $8.2 million.

As of June 30, 2003, in addition to cash reserves and excluding long term loans, Creative has credit facilities totaling $92.5 million for overdrafts, guarantees, letters of credit and fixed short-term loans, of which approximately $87.9 million were unutilized. Creative continually reviews and evaluates investment opportunities, including potential acquisitions of, and investments in, companies that can provide Creative with technologies, subsystems or complementary products that can be integrated into or offered with its existing product range. Creative generally satisfies its working capital needs from internally generated cash flows. Management believes that Creative has adequate resources to meet its projected working capital and other cash needs for at least the next twelve months. To date, inflation has not had a significant impact on Creative’s operating results.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following table presents the contractual obligations and commercial commitments of Creative as of June 30, 2003:

	Payments Due by Period (US$’000)
Contractual Obligations	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
Long Term Debt	$29,091	$3,423	$6,845	$6,845	$11,978
Convertible Note	8,764	—	8,764	—	—
Capital Lease Obligations	3,433	1,949	1,439	45	—
Operating Leases	40,939	9,976	14,027	3,832	13,104
Unconditional Purchase Obligations	49,470	49,470	—	—	—
Other Obligations	522	522	—	—	—

Total Contractual Cash Obligations	$132,219	$65,340	$31,075	$10,722	$25,082

As of June 30, 2003, Creative has utilized approximately $4.6 million under guarantees, letters of credit, overdraft and short-term loan facilities.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Please refer to Note 1 of “Notes to Consolidated Financial Statements” for the discussion of recently issued accounting pronouncements.

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND

SHAREHOLDERS OF CREATIVE TECHNOLOGY LTD.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of shareholders’ equity present fairly, in all material respects, the financial position of Creative Technology Ltd. and its subsidiaries at June 30, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Creative’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers

Singapore

August 5, 2003

CONSOLIDATED BALANCE SHEETS

(In US$’000, except per share data)

	June 30 2003	June 30 2002
ASSETS

Current assets:
Cash and cash equivalents	$232,053	$166,917
Marketable securities	—	1,388
Accounts receivable, less allowances of $18,417 and $22,159	61,225	85,193
Inventory	80,367	108,549
Other assets and prepaids	11,269	17,773

Total current assets	384,914	379,820
Property and equipment, net	104,404	104,748
Investments	49,168	66,688
Other non-current assets	108,357	115,122

Total Assets	$646,843	$666,378

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$52,869	$64,809
Accrued liabilities	79,573	77,831
Income taxes payable	37,564	43,794
Current portion of long term obligations and others	5,519	27,441

Total current liabilities	175,525	213,875

Long term obligations	39,027	16,782

Minority interest in subsidiaries	3,454	11,769

Shareholders’ equity:
Ordinary shares (‘000); S$0.25 par value; Authorized: 200,000 shares Outstanding: 79,714 and 78,866 shares	7,713	7,592
Additional paid-in capital	314,572	311,445
Unrealized holding gains on quoted investments	14,189	20,636
Deferred share compensation	(4,305)	(8,836)
Retained earnings	96,668	93,115

Total shareholders’ equity	428,837	423,952

Total Liabilities and Shareholders’ Equity	$646,843	$666,378

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In US$’000, except per share data)

	Years ended June 30
	2003	2002	2001
Sales, net	$701,769	$805,905	$1,226,068
Cost of goods sold	452,952	543,382	894,236

Gross profit	248,817	262,523	331,832
Operating expenses:
Selling, general and administrative	162,839	170,122	230,417
Research and development	58,775	38,248	54,022
Other charges (Notes 13 and 16)	—	26,080	22,814

Operating income	27,203	28,073	24,579
Loss from investments, net	(6,049)	(45,414)	(148,490)
Interest income and other, net	4,864	5,155	2,416

Income (loss) before income taxes and minority interest	26,018	(12,186)	(121,495)
Provision for income taxes	(2,720)	(5,698)	(8,409)
Minority interest in loss (income)	79	(1,843)	(469)

Net income (loss)	$23,377	$(19,727)	$(130,373)

Basic earnings (loss) per share	$0.30	$(0.27)	$(1.65)
Weighted average ordinary shares outstanding (’000)	79,202	73,182	79,049
Diluted earnings (loss) per share	$0.29	$(0.27)	$(1.65)
Weighted average ordinary shares and equivalents outstanding (’000)	80,851	73,182	79,049

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Increase (decrease) in cash and cash equivalents (in US$’000)

	Years ended June 30
	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$23,377	$(19,727)	$(130,373)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of fixed assets	19,094	24,636	20,706
Amortisation of intangible assets	9,129	5,233	6,298
Deferred share compensation amortization	3,706	2,759	3,254
Write off of acquired in-process technology	—	26,080	—
Minority interest in (loss) income	(79)	1,843	469
Equity share in loss of unconsolidated investments	2,186	1,220	927
(Gain) loss on disposal of fixed assets	(113)	215	329
Write downs of investments and other non-current assets	13,618	49,303	214,754
Gain from investments, net	(7,777)	(5,341)	(49,934)
Changes in assets and liabilities, net:
Accounts receivable	23,968	18,243	4,478
Inventory	28,182	50,589	75,066
Marketable securities	1,388	2,193	17,575
Other assets and prepaids	6,368	1,298	15,673
Accounts payable	(11,940)	(33,659)	(94,608)
Accrued and other liabilities	(3,125)	(29,431)	(6,360)
Income taxes, including deffered tax	(8,294)	(6,014)	(749)

Net cash provided by operating activities	99,688	89,440	77,505

Cash flows from investing activities:
Capital expenditures, net	(15,695)	(8,730)	(34,957)
Proceeds from sale of fixed assets	2,605	383	138
Proceeds from sale of quoted investments	11,248	13,936	88,874
Purchase of new subsidiaries (net of cash acquired)	—	(25,806)	—
Purchase of investments	(5,516)	(9,152)	(110,397)
Increase in other non current assets, net	(4,914)	(20,629)	(13,106)

Net cash used in investing activities	(12,272)	(49,998)	(69,448)

Cash flows from financing activities:
(Decrease) increase in minority shareholders’ loan and equity balance	(6,690)	229	1,071
Net proceeds from issuance of preference shares to minority shareholders	—	—	(670)
Buyout of subsidiary’s preference shares issued to minority interest	—	(10,019)	—
Buyout of subsidiary’s minority interest	(3,992)	—	—
Proceeds from exercise of ordinary share options	4,073	8,195	9,265
Repurchase of ordinary shares	—	(18,013)	(91,029)
Proceeds from debt obligations	30,802	—	—
Repayments of debt obligations	(21,697)	(2,758)	(4,671)
Repayments of capital leases	(2,887)	(292)	(54)
Dividends paid to ordinary shareholders	(19,824)	(18,024)	(39,414)
Dividends paid to minority interest	(2,065)	—	(155)

Net cash used in financing activities	(22,280)	(40,682)	(125,657)

The accompanying notes are an integral part of these consolidated financial statements.

	Years ended June 30
	2003	2002	2001
Net increase (decrease) in cash and cash equivalents	65,136	(1,240)	(117,600)
Cash and cash equivalents at beginning of year	166,917	168,157	285,757

Cash and cash equivalents at end of year	$232,053	$166,917	$168,157

Supplemental disclosure of cash flow information:
Interest paid	$1,061	$752	$1,028

Income taxes paid, net	$10,951	$11,711	$9,158

Non cash transaction:
Buyout of a subsidiary’s preference shares	—	$11,789	$—

Shares issued for aqcuisition of subsidiary	—	$71,724	$—

Purchase of property and equipment financed by capital leases	—	—	$228

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In US$’000, except share data)

	Ordinary Shares (‘000)	Ordinary Share Capital	Additional Paid In Capital	Unrealised Holding Gains (Losses) on Investments	Deferred Share Compensation	Retained Earnings	Total
Balance at June 30, 2000	80,325	$7,808	$203,111	$173,948	$(15,924)	$409,695	$778,638
Shares issued under employee options and share purchase plans	1,153	165	9,100	—	—	—	9,265
Repurchase of ordinary shares	(7,742)	(1,089)	1,089	—	—	(91,029)	(91,029)
Shares issued for purchase of Aureal assets	208	30	3,214	—	—	—	3,244
Dividends paid	—	—	—	—	—	(39,414)	(39,414)
Reversal of unvested deferred share compensation, net	—	—	(6,959)	—	6,959	—	—
Amortization of deferred share compensation	—	—	—	—	3,254	—	3,254
Comprehensive loss	—	—	—	(151,699)	—	(130,373)	(282,072)

Balance at June 30, 2001	73,944	6,914	209,555	22,249	(5,711)	148,879	381,886
Shares issued under employee options and share purchase plans	1,319	180	8,015	—	—	—	8,195
Repurchase of ordinary shares	(2,722)	(381)	381	—	—	(18,013)	(18,013)
Dividends paid	—	—	—	—	—	(18,024)	(18,024)
Reversal of unvested deferred share compensation, net	—	—	(1,169)	—	1,169	—	—
Amortization of deferred share compensation	—	—	—	—	2,759	—	2,759
Comprehensive loss	—	—	—	(1,613)	—	(19,727)	(21,340)
Buyout of a subsidiary’s preference shares	—	—	11,789	—	—	—	11,789
Shares and share options issued for acquisition of 3Dlabs	6,325	879	82,874	—	(7,053)	—	76,700

Balance at June 30, 2002	78,866	7,592	311,445	20,636	(8,836)	93,115	423,952
Shares issued under employee options and share purchase plans	848	121	3,952	—	—	—	4,073
Dividends paid	—	—	—	—	—	(19,824)	(19,824)
Reversal of unvested deferred share compensation, net	—	—	(825)	—	825	—	—
Amortization of deferred share compensation	—	—	—	—	3,706	—	3,706
Comprehensive income (loss)	—	—	—	(6,447)	—	23,377	16,930

Balance at June 30, 2003	79,714	$7,713	$314,572	$14,189	$(4,305)	$96,668	$428,837

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements include the financial statements of Creative Technology Ltd and Creative’s subsidiaries under its effective control from their respective dates of acquisition, after elimination of intercompany transactions and balances. The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Creative conducts a substantial portion of its business in United States dollars (“US$” or “$”). All dollar amounts included in the financial statements and in the notes herein are United States dollars unless designated as Singapore dollars (“S$”). Creative’s fiscal year-end is June 30. Creative generally operates on a thirteen week calendar closing on the Friday closest to the natural calendar quarter. For convenience, all quarters are described by their natural calendar dates.

Foreign exchange

The functional currency of Creative and its subsidiaries is predominantly US dollar and accordingly, gains and losses resulting from the translation of monetary assets and liabilities denominated in currencies other than the US dollar are reflected in the determination of net income (loss). Creative enters into forward exchange contracts to reduce its exposure to foreign exchange translation gains and losses. Forward exchange contracts are marked to market each period and the resulting gains and losses are included in the determination of net income or loss. No forward exchange contracts were outstanding at June 30, 2003. Included in interest and other expenses for fiscal years 2003, 2002 and 2001 are exchange gains of $5.4 million and $3.9 million, and exchange losses of $3.7 million, respectively.

At June 30, 2003, monetary assets and liabilities of Creative are denominated in the following currencies:

	Approximate Percentage of $ Balance Denominated in:
	US$	S$	EURO	Other Currencies
Cash and cash equivalents	83%	0%	6%	11%
Accounts receivable, less allowances	72%	0%	15%	13%
Total current liabilities	79%	9%	6%	6%
Long-term obligations	32%	67%	—	1%

The exchange rates for the S$ and Euro utilized in translating the balance sheet at June 30, 2003, expressed in US$ per one S$ and Euro was 0.5704 and 1.1413, respectively.

Cash equivalents

Cash equivalents consist of highly liquid investment instruments with original or remaining maturities of three months or less at the time of purchase. All deposits are in short term deposit and money market accounts with various banks. This diversification of risk is consistent with Creative’s policy to maintain liquidity and ensure the safety of principal. Included in cash equivalents as of June 30, 2003 and 2002 are fixed rate deposits of $188.2 million and $128.0 million respectively.

In fiscal 2002, a total of $4.5 million in the fixed rate deposits was held as collateral for one of the subsidiary’s bank overdraft and short term loan facilities (see Note 11), but in fiscal 2003, the entire outstanding balances has been repaid and all liabilities were discharged.

Marketable Securities

Creative determines the appropriate classification of marketable securities at the time of acquisition and evaluates such designation at each balance sheet date. For all periods presented, Creative has classified marketable securities as trading securities, and accordingly such securities are stated at their market values based on the last transacted prices at each balance sheet date. The resulting net unrealized gains or losses on marketable securities are included in earnings in the period they are incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Fair value of financial instruments

For certain of Creative’s financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for long term obligations also approximate fair value because current interest rates charged to Creative for debts of similar maturities are substantially the same.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using standard cost, appropriately adjusted at balance sheet date to approximate actual cost on a weighted average basis. In the case of finished products and work-in-progress, cost includes materials, direct labor and an appropriate proportion of production overheads.

Management performs a detailed assessment of inventory at each balance sheet date to establish provisions for excess and obsolete inventories. Evaluation includes a review of, among other factors, historical sales, current economic trends, forecasted sales, demand requirements, product lifecycle and product development plans, quality issues, and current inventory levels.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the remaining facility lease term or the estimated useful lives of the improvements. No depreciation is provided on freehold land and construction in progress.

Investments

Creative holds equity investments in various companies pursuant to which it has acquired anywhere from less than 1% to 100% of the issuer’s outstanding capital stock. Investments in which Creative acquires more than 50% of the outstanding capital stock of an entity, or which are under the effective control of Creative, are treated as investments in subsidiaries, and the balance sheets and results of operations of these subsidiaries are fully consolidated after making allowance for any minority interests. Companies in which Creative’s investment totals between 20% and 50% of such company’s capital stock are treated as associated companies and recorded on an equity basis, whereby Creative adjusts its cost of investments to recognize its share of all post acquisition results of operations.

Non quoted investments of less than 20% in an entity are carried at cost, less provisions for permanent impairment where necessary.

In accordance with SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” quoted investments of less than 20% in an entity are classified as available-for-sale. Such investments are reported at fair value with the unrealized gains and losses included as a separate component of shareholders’ equity. Unrealized losses are charged against income when a decline in fair value is determined to be other than temporary. Realized gains and losses upon the sale or disposition of such investments are based on the average cost of the specific investments sold.

The investment portfolio is monitored on a periodic basis for impairment. Creative’s investments in these companies are inherently risky because the markets for the technologies or products they have under development are typically in the early stages and may never develop. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. Fair values for investments in public companies are determined using quoted market prices. Fair values for investments in privately-held companies are estimated based upon one or more of the following: pricing models using historical and forecasted financial information and current market rates, liquidation values, the values of recent rounds of financing, or quoted market prices of comparable public companies.

In order to determine whether a decline in value is other-than-temporary, Creative evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the financial condition of and business outlook for the company, including key operational and cash flow metrics, current market conditions and future trends in the company’s industry, and the company’s relative competitive position within the industry; and Creative’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value.

A summary of investments is as follows (in US$’000):

	As of June 30
	2003	2002
Non quoted investments	$12,944	$15,924
Quoted investments	36,224	50,764

Total investments	$49,168	$66,688

Acquisitions

Creative acquired 3Dlabs in fiscal 2002 (Note 16). The acquisition was accounted for under the purchase method of accounting, and accordingly, the estimated fair value of assets acquired and liabilities assumed and the results of operations were included in Creative’s consolidated financial statements as of the effective date of the acquisition through the end of the period. There were no significant differences between the accounting policies of Creative and 3Dlabs.

Goodwill and other intangible assets

Goodwill and other intangible assets are stated at cost and relate principally to the acquisition of new subsidiaries accounted for under the purchase method. Under this method, the purchase price has been allocated to the assets acquired, liabilities assumed and in-process technology based on their estimated fair market values at the dates of acquisition. Amounts allocated to acquired in-process technology are expensed in the period in which the acquisition is consummated. The goodwill and identifiable intangible assets acquired in connection with the acquisition of 3Dlabs have been accounted for in accordance with SFAS 141 and SFAS 142, “Business Combinations” and “Goodwill and Other Intangible Assets.” Intangible assets are amortized on a straight line basis over the estimated useful lives of the assets, ranging from one to seven years. Goodwill is not subject to amortization, but will be evaluated at least annually for impairment.

Creative reviews for impairment of goodwill on an annual basis. Reviews for impairment of goodwill and other intangible assets are also conducted whenever events indicate that the carrying amount might not be recoverable. Factors that Creative may consider important which could trigger an impairment review include the followings:

•	significant under performance relative to expected historical or projected future operating results;

•	significant changes in the manner of use of the acquired assets or the strategy for Creative’s overall business;

•	significant negative industry or economic trends;

•	significant decline in Creative’s stock price for a sustained period; and

•	Creative market capitalization relative to net book value.

When the existence of one or more of the above factors indicates that the carrying value of the goodwill or intangible assets may be impaired, Creative measures any impairment based on a projected discounted cash flow method using a discount rate determined by the management to be commensurate with the risk inherent in Creative’s current business model. Creative performed an assessment for goodwill impairment as at June 30, 2003 and accordingly no impairment of goodwill is assessed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Goodwill and other intangible assets (Cont’d)

A summary of goodwill and other intangible assets are as follows (in US$’000):

	As of June 30
	2003	2002
Other intangible assets	$33,682	$33,682
Accumulated amortization	(24,917)	(15,788)

Other intangible assets, net	$8,765	$17,894
Goodwill	91,976	91,976

Net goodwill and other intangible assets	$100,741	$109,870

Goodwill and other intangible assets fully amortized were excluded from above. Other intangible assets amortization expense was $9.1 million, $5.2 million and $6.3 million for fiscal year 2003, 2002 and 2001, respectively, and estimated to be $1.8 million each in fiscal year 2004 to fiscal 2007 and $1.4 million in fiscal 2008.

Revenue recognition

Creative generally recognizes revenue when persuasive evidence of an arrangement exists, title and risk of loss transferred, delivery has occurred, price is fixed or determinable, and collectibility is probable. Allowances are provided for estimated returns, discounts and warranties, based on historical experience, current economic trends and changes in customer demand and acceptance of its products. Such allowances are adjusted periodically to reflect actual and anticipated experience. When recognizing revenue, Creative records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price protection, promotions, other volume-based incentives and rebates.

Research and development

Research and development costs are charged to operations as incurred.

Restructuring costs and accruals for excess facilities

In accordance with the provisions of EITF Issue No. 94-3, “Accounting for Restructuring Charges,” and Staff Accounting Bulletin No.100, “Restructuring and Impairment Charges,” Creative records restructuring costs when it commits to an exit plan and significant changes to the exit plan are not likely. The estimated loss on facilities which Creative intends to sublease is based on estimates of the timing and amount of sublease income. Creative reassesses this liability quarterly based on market conditions. Exit activities initiated after December 31, 2002, will be accounted for in accordance with SFAS No. 146, “Accounting For Costs Associated With Exit Or Disposal Activities.”

Assessment of the probability of the outcome of current litigation

Creative records accruals for loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Income taxes

Deferred tax assets and liabilities, net of valuation allowances, are established for the expected future tax consequences of events resulting from the differences between the financial reporting and income tax bases of Creative’s assets and liabilities and from tax credit carry forwards. No provision has been made for the undistributed earnings of Creative’s subsidiaries outside of Singapore since it is Creative’s intention to reinvest these earnings in those subsidiaries. Reinvested earnings of such subsidiaries have been immaterial to date.

Concentrations of credit risk

Financial instruments that potentially subject Creative to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. Creative limits the amount of credit exposure to any one financial institution. Creative sells its products to original equipment manufacturers, distributors and key retailers. Creative believes that the concentration of credit risk in its trade receivables is substantially mitigated due to performance of ongoing credit evaluations of its customers’ financial condition, use of short collection terms, use of letters of credit in certain circumstances, procurement of credit insurance coverage and the geographical dispersion of sales. Creative establishes allowances for doubtful accounts, returns and discounts for specifically identified doubtful accounts, returns and discounts based on credit profiles of its customers, current economic trends, contractual terms and conditions and historical payment, return and discount experience.

Stock-based compensation

Creative accounts for stock-based employee compensation in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, and complies with the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” and SFAS 148, “Accounting for Stock-Based Compensation, Transition and Disclosures.” Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of Creative’s stock at the date of the grant over the stock option exercise price. See Note 9.

Recently issued accounting pronouncements

In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation, Transition and Disclosures.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. Creative has adopted the interim and annual disclosure requirements of SFAS 148 in this fiscal year 2003.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities.” Under that interpretation, certain entities known as Variable Interest Entities (“VIE”) must be consolidated by the primary beneficiary of the entity. The primary beneficiary is generally defined as having the majority of the risks and rewards arising from the VIE. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. FIN 46 requires disclosure of VIE in financial statements issued after January 31, 2003, if it is reasonably possible that as of the transition date: (1) the Company will be the primary beneficiary of an existing VIE that will require consolidation or, (2) the Company will hold a significant variable interest in, or have significant involvement with, an existing VIE. Any VIEs created after January 31, 2002, are immediately subject to the consolidation guidance in FIN 46. The measurement principles of this interpretation will be effective for the Company’s 2003 financial statements. Creative does not have any significant entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46.

In April 2003, the FASB issued SFAS 149, “Amendment of SFAS 133 on Derivative Instruments and Hedging Activities.” SFAS 149 amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative. It also clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and is not expected to have a material impact on Creative’s financial position or results of operations.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for interim periods beginning after June 15, 2003. The adoption of SFAS 150 is not expected to have a material impact on Creative’s financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – NET INCOME (LOSS) PER SHARE

In accordance with SFAS 128, “Earnings per Share,” Creative reports both basic earnings per share and diluted earnings per share. Basic earnings per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of ordinary and potentially dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares are excluded from the computation if their effect is anti-dilutive. In computing the diluted earnings per share, the treasury stock method is used to determine, based on average stock prices for the respective periods, the ordinary equivalent shares to be purchased using proceeds received from the exercise of such equivalent shares. Other than the dilutive effect of stock options, there are no other financial instruments that would impact the weighted average number of ordinary shares outstanding used for computing diluted earnings per share. The potentially dilutive ordinary equivalent shares outstanding under the employee share purchase plan were not material.

Following is a reconciliation between the average number of ordinary shares outstanding and equivalent shares outstanding (in ‘000):

	As of June 30
	2003	2002	2001
Weighted average ordinary shares outstanding	79,202	73,182	79,049
Weighted average dilutive stock options outstanding	1,649	—	—

Weighted average ordinary shares and equivalents outstanding	80,851	73,182	79,049

For fiscal 2003, approximately 0.5 million shares related to the convertible note were excluded from the computation of dilutive earnings per share as the effect would be anti-dilutive.

For the fiscal 2002 and 2001, approximately 2.4 million and 2.0 million potentially dilutive shares were excluded from the determination of diluted net loss per share, as the effect of including such shares is anti-dilutive.

NOTE 3 – BALANCE SHEET DETAIL (in US$’000)

	As of June 30
	2003	2002
Inventory:
Raw materials	$20,189	$33,826
Work in progress	2,918	5,658
Finished products	57,260	69,065

Total inventory	$80,367	$108,549

	Estimated Useful Life	As of June 30
		2003	2002
Property and equipment:
Land and buildings	25 years	$92,719	$83,698
Construction in progress	—	—	1,013
Machinery and equipment	3 - 6 years	44,239	50,880
Furniture, fixtures and office equipments	2 - 8 years	79,659	82,690
Leasehold improvements	Term of lease	12,546	11,981

		$229,163	$230,262

Accumulated depreciation		(124,759)	(125,514)

Net property and equipment		$104,404	$104,748

Included in property and equipment are assets purchased under capital lease obligations with a cost and accumulated depreciation of approximately $9.0 million and $4.6 million for fiscal 2003 and $10.4 million and $2.4 million for fiscal 2002, respectively.

	As of June 30
	2003	2002
Other non-current assets:
Goodwill	$91,976	$91,976
Other intangible assets	8,765	17,894
Other non-current assets	7,616	5,252

Total other non-current assets	$108,357	$115,122

	As of June 30
	2003	2002
Other accrued liabilities:
Marketing accruals	$20,732	$20,764
Payroll accruals	18,177	19,188
Royalty accruals	6,319	5,092
Other accruals	34,345	32,787

Total other accrued liabilities	$79,573	$77,831

Other accruals of $34.3 million and $32.8 million as of June 30, 2003 and 2002 includes accruals for various operating expense items that individually account for less than 5% of the total current liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – PRODUCT WARRANTIES

The warranty period for the bulk of Creative’s products typically ranges between 1 to 3 years. The product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty provision based on known product failures (if any), historical experience, and other currently available evidence.

Changes in the product warranty accrual for the fiscal year 2003 was as follows (in US$’000):

June 30, 2003
Balance as of June 30, 2002	$2,292
Accruals for warranties issued during the period	2,660
Adjustments related to pre-existing warranties (include changes in estimates)	(94)
Settlements made (in cash or in kind) during the period	(2,023)

Balance as of June 30, 2003	$2,835

NOTE 5 – LEASES AND COMMITMENTS

Creative leases the use of land and certain of its facilities and equipment under non-cancelable operating lease arrangements. The land and facility leases expire at various dates through 2052 and provide for fixed rental rates during the terms of the leases.

Minimum future lease payments for non-cancelable leases as of June 30, 2003, are as follows (in US$’000):

Operating Leases
Fiscal years ended June 30,
2004	$9,976
2005	8,101
2006	5,926
2007	2,580
2008	1,252
Thereafter	13,104

Total minimum lease payments	$40,939

Rental expense under all operating leases was $11.9 million, $10.7 million and $11.8 million for fiscal 2003, 2002 and 2001, respectively.

Future minimum lease obligations, which are secured by the underlying assets, as of June 30, 2003, under capital leases are as follows (in US$’000):

Capital Leases
Fiscal years ended June 30,
2004	$1,999
2005	1,410
2006	68
2007	49
2008	—
Thereafter	—

Total minimum lease payments	$3,526
Less: Amount representing interest	(93)

Total capital lease obligations	$3,433

NOTE 6 – COMPREHENSIVE INCOME

The components of total comprehensive income are as follows (in US$’000):

	Years ended June 30
	2003	2002	2001
Net income (loss)	$23,377	$(19,727)	$(130,373)
Movement in unrealized holding gains (losses)	(3,110)	15,042	(26,899)
Reclassification adjustments:
– Gains (losses) included in net income (loss)	(3,337)	(16,655)	(124,800)
	(6,447)	(1,613)	(151,699)

Total comprehensive income (loss)	$16,930	$(21,340)	$(282,072)

NOTE 7 – SHARE REPURCHASES

Details of Share repurchases by Creative during the fiscal years since the commencement of the program on November 6, 1998 are set out below:

Years ended June 30,	Number of Shares Repurchased (in millions)	Average Price (US$)
1999	10.0	$14
2000	5.9	$17
2001	7.7	$12
2002	2.7	$7
2003	—	—

Total	26.3	$13

At the 2002 Annual General Meeting (“AGM”) held on November 20, 2002, the shareholders approved the share repurchase mandate allowing Creative to buy up to 10% of the issued share capital of Creative as at the date of the AGM. This amounts to approximately 7.9 million shares and the authority to repurchase these shares shall continue in force unless revoked or revised by the shareholders in a general meeting, or until the date that the next AGM of Creative is held or is required to be held, whichever is the earlier.

In accordance with Singapore statutes, such repurchases are recorded as a reduction in retained earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – DIVIDENDS

At the Annual General Meeting held on November 20, 2002, Creative’s shareholders approved an ordinary dividend of $0.25 for each outstanding ordinary share of Creative for the fiscal year ending June 30, 2003. Dividends of $19.8 million were paid on December 19, 2002 to all shareholders of record as of December 5, 2002. Creative paid an ordinary dividend of $0.25 amounting to $18.0 million in the fiscal year ended June 30, 2002 and an ordinary dividend of $0.25 and a special dividend of $0.25 amounting to $39.4 million in the fiscal year ended June 30, 2001.

NOTE 9 – EMPLOYEE SHARE PURCHASE AND STOCK OPTION PLANS

Creative Employee Share Purchase Plan

As approved by the shareholders in November 1999, Creative has adopted the 1999 Employee Share Purchase Plan that permits substantially all employees to purchase ordinary shares of Creative. Participating employees may purchase ordinary shares through regular payroll deductions accumulated during each offering period at a purchase price of 85% of the lower of the fair market value on the offering date or on the purchase date. Each offering period consists of four six months purchase periods, except for the first purchase period in the first offering period, which was four months. A total of 1.0 million ordinary shares were reserved for issuance under this plan. In addition, on each July 1, the aggregate number of ordinary shares reserved for issuance under the plan shall be increased automatically by 1% of the total number of outstanding ordinary shares of Creative on the immediately preceding June 30; provided that the aggregate shares reserved under this plan shall not exceed 5.0 million shares.

In fiscal 2003, 2002 and 2001, 282,700, 248,000 and 225,000 shares were issued at a weighted average exercise price of $5.24, $5.19 and $10.80 per share under Creative’s Employee Share Purchase Plan respectively.

Creative Employee Stock Option Plans

In December 1994, Creative adopted the new Creative Technology Employees’ Share Option Scheme (the “New Plan”). Options granted under this plan were in accordance with Section 422(a) of the US Internal Revenue Code of 1986, as amended. On November 13, 1996, at a special meeting, shareholders approved certain changes to the New Plan to make it less restrictive. Under the amended New Plan, the total number of shares that could be granted was increased to an overall maximum of 15% of the issued share capital of Creative. The amended New Plan also provided for incentive stock options to be granted to employees of Creative on a quarterly basis, at the average market price established on the five days closing immediately prior to the date of grant. The options vested at the rate of 25% at the end of each anniversary of the grant date and were exercisable over a period not exceeding five years from the date of grant.

As of October 6, 1998, Creative is no longer subject to the listing rules of the Singapore Exchange but is required only to comply with the listing rules of NASDAQ, including rules governing stock option plans. Since many of Creative employees and shareholders are located in the United States of America, Creative has obtained shareholders’ approval on December 30, 1998 to replace the New Plan with the Creative Technology (1999) Share Option Scheme (“1999 Scheme”), which is more in accordance with US practice. The 1999 Scheme allows options to be granted to full-time employees as well as consultants and non-executive directors. The total number of shares that may be granted as options is 7.5 million provided that such amount shall be automatically increased on the first day (July 1) of each of the five fiscal years ending June 30, 2001, 2002, 2003, 2004 and 2005 by four percent of the issued share capital of Creative as at the last day of the immediate preceding fiscal year. The Option Committee has the discretion to decide the vesting schedule in the letter of offer. If it is not specifically stated in the letter of offer, 1/4 of the total amount of the grant vest on the first anniversary of the grant date and 1/48 of the total amount of the grant on the last day of each calendar month thereafter. The exercise price of options granted under the 1999 Scheme may be less than the fair market value of the shares as of the date of grant and the options expire after the tenth anniversary of the date of grant, except in the case of options granted to participants other than employees, options expire not later than the fifth anniversary of the date of grant.

No options were granted under the 1999 Scheme in fiscal 2001.

In fiscal 2002, Creative granted 7.1 million options under the 1999 Scheme at a weighted average exercise price of $4.57. Options to acquire 2.9 million shares were granted in fiscal 2002 below fair market value, resulting in a deferred share compensation of $0.8 million being amortized over the vesting period of the underlying options. The 7.1 million options that were granted in fiscal 2002 included 1.6 million Creative’s options that were granted to assume 3Dlabs’ outstanding employee stock options. (See Note 16)

In fiscal 2003, Creative granted 0.4 million options at fair market value under the 1999 Scheme at a weighted average exercise price of $6.99.

Creative Employee Stock Option Plans

A summary of options granted to employees and non-employee directors under Creative’s stock option plans is presented below:

	Options Outstanding
	Number of Shares (‘000)	Weighted Average Exercise Price ($)
Balance as of June 30, 2000	8,894	9.44
Granted	—	—
Exercised	(928)	7.31
Canceled	(1,185)	13.49

Balance as of June 30, 2001	6,781	9.01
Granted – at fair market value	2,509	4.72
– below fair market value	2,931	4.80
– pursuant to the acquisition of 3Dlabs (see Note 16)	1,641	3.93
Exercised	(1,070)	6.45
Canceled	(913)	9.18

Balance as of June 30, 2002	11,879	6.56
Granted – at fair market value	380	6.99
Exercised	(566)	4.58
Canceled	(1,101)	7.44

Balance as of June 30, 2003	10,592	6.59

The total number of options exercisable at June 30, 2003, 2002 and 2001 under the New Plan and 1999 Scheme were 6,866,000, 4,031,000 and 3,843,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – EMPLOYEE SHARE PURCHASE AND STOCK OPTION PLANS (Cont’d)

Summary of outstanding options under Creative’s employee stock option plans

The following table summarizes option information for Creative’s employee stock option plans (New Plan and 1999 Scheme) as at June 30, 2003.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding (‘000)	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price ($)	Number Exercisable (‘000)	Weighted Average Exercise Price ($)
$1.00 to $ 2.99	478	7.86	2.86	195	2.88
$3.00 to $ 4.99	4,407	8.28	4.46	1,642	4.45
$5.00 to $ 7.99	1,115	7.90	6.18	640	6.09
$8.00 to $ 10.99	4,577	5.91	9.10	4,377	9.11
$11.00 to $ 14.99	—	—	—	—	—
$15.00 to $ 22.00	15	6.67	18.40	12	18.40

	10,592	7.19	6.59	6,866	7.55

Subsidiary Stock Option Plan

Effective April 2000, unvested stock options to purchase 0.2 million shares of Creative’s ordinary stock granted under the New Plan and 1999 Scheme to employees of a subsidiary were canceled in exchange for the right to receive options granted by the subsidiary. The employees were allowed to retain outstanding Creative options vested on March 31, 2000 until March 31, 2001 at which time unexercised options were canceled. In May 2000, the subsidiary adopted a separate stock option plan and employees were then granted options under this plan. The total number of shares that may be granted as options under the subsidiary 2000 Stock Option Plan (“2000 Plan”) is 8 million shares provided that such amounts shall be automatically increased on the first day (July 1) of each of the five fiscal years ending June 30, 2001, 2002, 2003, 2004 and 2005 by the lesser of (i) three hundred thousand shares or (ii) one percent of the issued share capital of the Company as at the last day of the immediately preceding fiscal year. The exercise price of options granted under the 2000 Plan may be less than the fair market value of the shares as of the date of grant and the options expire after the tenth anniversary of the date of grant.

In fiscal 2001, the subsidiary granted 0.9 million options under the 2000 Plan at a weighted average exercise price of $2.45. Included in the options granted during the fiscal year were replacement options granted to certain employees of Creative Technology Ltd to acquire 235,000 and 30,000 of the subsidiary company’s shares at an exercise price of $2.50 and $1.00 per share respectively. These options were granted in lieu of the cancellation of 470,000 shares at an exercise price of $2.50 per share and 60,000 shares at $1.00 per share. The replacement options vested immediately on grant date and the share compensation expense arising from replacement of options amounted to $0.7 million which was expensed in fiscal 2001.

The subsidiary did not grant options in fiscal 2002 and fiscal 2003.

A summary of options granted to employees, consultants and directors under the subsidiary’s stock option plan is presented below:

	Options Outstanding
	Number of Shares (‘000)	Weighted Average Exercise Price ($)
Balance as of June 30, 2000	3,841	1.98
Options granted	899	2.45
Options canceled	(2,540)	1.80

Balance as of June 30, 2001	2,200	2.39
Options granted	—	—
Options canceled	(2,195)	2.39

Balance as of June 30, 2002	5	2.50
Options granted	—	—
Options canceled	(5)	2.50

Balance as of June 30, 2003	—	—

Creative and Subsidiary Pro Forma Disclosures

The fair value of the purchase rights under the Creative employee share purchase plan and stock option plan is estimated using the Black-Scholes model based on the following assumptions:

	Fiscal 2003	Fiscal 2002	Fiscal 2001
Volatility	45%	60%	50%
Risk-free interest rates
Share purchase plan	2.18% to 3.26%	2.18% to 5.16%	3.78% to 6.09%
Stock options	1.27% to 3.01%	2.16% to 5.16%	—
Dividend yield	3.0%	2.5%	—
Expected lives:
Share purchase plan	6 months	6 months	6 months
Stock options	0.01 years after vest date	0.01 years after vest date	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – EMPLOYEE SHARE PURCHASE AND STOCK OPTION PLANS (Cont’d)

	Years ended June 30
	2003	2002	2001
Weighted average fair value of stock options granted:
Stock options:
At market	$1.70	$1.53	$—
Below market	$—	$3.74	$—

The fair value of the purchase rights under the subsidiary stock option plan is estimated at the date of the grant using the Black-Scholes model based on the following assumptions:

	Fiscal 2003	Fiscal 2002	Fiscal 2001
Volatility	—	—	—
Risk-free interest rates	—	—	3.78% to 6.34%
Dividend yield	—	—	—
Expected lives	—	—	0.01 years after vest date

The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation:

In US$’000, except for per share data

	Years ended June 30
	2003	2002	2001
Net income (loss) as reported	$23,377	$(19,727)	$(130,373)
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(7,309)	(6,031)	(6,960)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	3,703	2,295	2,465

Pro forma net income (loss)	$19,771	$(23,463)	$(134,868)

Earnings (loss) per share:
Basic – as reported	$0.30	$(0.27)	$(1.65)
Basic – pro forma	$0.25	$(0.32)	$(1.71)
Diluted – as reported	$0.29	$(0.27)	$(1.65)
Diluted – pro forma	$0.25	$(0.32)	$(1.71)

NOTE 10 – INCOME TAXES

Creative was granted a Pioneer Certificate in 1990 under the Singapore Economic Expansion Incentives (Relief from Income Tax) Act, Cap. 86 for the design and manufacture of digital computer video, audio and multimedia products, including personal computers and related components, chipsets and software but not including interest income. The Pioneer Certificate exempted income derived from such activities (“Pioneer Income”) from tax in Singapore, subject to certain conditions. The Pioneer Certificate expired in March 2000.

Creative has applied for a separate and new Pioneer Certificate. If Creative is awarded this new Pioneer Certificate, profits under the new Pioneer Certificate will be exempted from tax in Singapore. For fiscal 2001, 2002 and 2003, corporate tax was provided for in full based on the standard tax rates of 24.5% for fiscal 2001 and 22% for fiscal 2002 and 2003, as the terms and agreements of the new Pioneer Certificate is currently still under negotiation as at to-date. The new Pioneer Certificate is expected to result in the reduction of Creative’s provision for income taxes, subject to the terms and agreement by the Singapore Comptroller of Income Tax.

The Singapore and other components of income (loss) before income taxes are as follows (in US$’000):

	Years ended June 30
	2003	2002	2001
Singapore	$36,199	$45,738	$25,193
Other countries	(10,181)	(57,924)	(146,688)

Income (loss) before income taxes and minority interest	$26,018	$(12,186)	$(121,495)

The provisions for income taxes consists of (in US$’000):
	Years ended June 30
	2003	2002	2001
Singapore	$2,464	$4,780	$7,971
Other countries	256	918	438

Provisions for income taxes	$2,720	$5,698	$8,409

Creative’s effective tax provision for fiscal 2003, 2002 and 2001 reconciles to the amount computed by applying the Singapore statutory rate of 22.0% for 2003 and 2002 and 24.5% for 2001 to income before income taxes and minority interest, as follows (in US$’000):

	Years ended June 30
	2003	2002	2001
Income tax (benefit) at Singapore statutory rate	$5,724	$(2,681)	$(29,766)
Tax excempt income
Singapore	(11)	(13)	(834)
Others	—	—	—
Non-deductible expenses and write-offs	1,433	3,013	5,486
Change in valuation allowances	(6,106)	(657)	8,699
Rate differences and others	1,680	6,036	24,824

Provisions for income taxes	$2,720	$5,698	$8,409

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – INCOME TAXES (Cont’d)

Deferred tax assets at June 30, 2003 and 2002 consisted of the following (in US$’000):

	As of June 30
	2003	2002
Non-deductible reserves	$26,110	$33,778
Net operating loss carryforwards	70,390	20,099
Other	1,971	1,765

Total deferred tax assets	$98,471	$55,642

Valuation allowance for deferred tax assets	(98,471)	(55,642)

	$—	$—

Creative had Irish net operating loss carryforward of nil and approximately $1.9 million at June 30, 2003 and June 30, 2002. US net operating loss carryforward is approximately $162.0 million and $47.8 million as at June 30, 2003 and June 30, 2002. The Irish net operating losses have an indefinite carryforward period while the US net operating losses expire between 2005 to 2022. The utilization of these net operating losses by Creative is subject to certain conditions.

Valuation allowance is provided for Creative’s deferred tax assets as management believes substantial uncertainty exists regarding the realizability of these assets.

Creative has United States tax deductions not included in the net operating loss carryforward described above aggregating approximately $53.6 million at June 30, 2003 and June 30, 2002, as a result of the exercise of employee stock options, the tax benefit of which has not been realized. The tax benefit of the deductions, when realized will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision.

NOTE 11 – DEBT OBLIGATIONS

On March 13, 1996, Creative Technology Centre Pte Ltd (“CTC”), a Singapore subsidiary of Creative, entered into an agreement with two banks for an eight year term loan facility for up to S$60.0 million ($34.0 million) to finance the construction of Creative’s headquarters building in Singapore. The loan is repayable in nineteen quarterly installments comprising eighteen installments of S$1.5 million ($0.9 million) and a final installment for the remaining S$30.9 million ($17.6 million). The repayment commenced on July 5, 1998. The interest on the outstanding loan balance is payable at the banks’ cost of funds plus 1.25%. The interest rate charged for fiscal 2002 was at 2.19%. The loan is secured by a first mortgage on the building and by way of a fixed and floating charge over all assets of CTC. At June 30, 2002, S$33.9 million ($19.2 million) was outstanding. The outstanding balance was fully repaid by CTC in January 2003.

On November 21, 2002, CTC entered into a new nine year term loan facility for up to S$54.0 million ($30.8 million) with one of the banks. The loan is repayable in thirty-six quarterly installments of S$1.5 million ($0.9 million). The repayment commenced on March 31, 2003. The interest on the outstanding loan balance is based on bank’s floating rate plus margin 1.5%. The interest rate charged for fiscal 2003 was at 2.15%. The loan is secured by a first mortgage on the building and by way of a fixed and floating charge over all assets of CTC. At June 30, 2003, S$51.0 million ($29.1 million) was outstanding.

3Dlabs has an overdraft facility for 2.0 million Pounds Sterling expiring on December 31, 2002 and the outstanding balance was $3.7 million as at June 30, 2002. The facility charges interest at a rate of 1.0% above the bank’s currency base rate if the overdraft balance is less than 2.0 million Pounds Sterling and 4.0% above the bank’s currency base rate at any amount exceeding 2.0 million Pounds Sterling. The bank’s currency base rate was 4.0% at June 30, 2002. A $3.5 million restricted investment with a Bermuda financial institution was held as collateral for this facility in the form of a certificate of deposit (see Note 1). At June 30, 2003, the outstanding balance has been repaid in full and all liabilities discharged.

In August 2000, 3Dlabs entered into a $1.0 million credit facility to finance certain software purchases. The facility requires equal quarterly installments of $0.25 million and expired December 31, 2001. The repayments under the credit facility were revised in 2001, resulting in equal monthly repayments of $0.08 million commencing January 2002. The advances under the facility accrue interest at a per annum rate of the bank’s currency base rate of 4.0% plus 1%. At June 30, 2002, $0.75 million was outstanding. A $1.0 million restricted investment with a Bermuda financial institution was held as collateral for this facility in the form of a certificate of deposit (see Note 1). At June 30, 2003, the outstanding balance has been repaid in full and all liabilities discharged.

3Dlabs has entered into a Loan and Security Agreement with a financial institution in an amount up to $20.0 million or 85% of the qualified accounts receivable of 3Dlabs’ U.S. companies, whichever is less. The Agreement expires in July 2004 and is secured by all tangible and intangible assets of 3Dlabs. Borrowings under the Agreement bear interest at 1.25% above the institution’s prime rate. The Agreement contains certain covenants, including that 3Dlabs meet certain agreed-upon financial covenants. There were no borrowings outstanding under the Agreement as at June 30, 2003.

In December 1999, prior to its acquisition by Creative, 3Dlabs issued a subordinated convertible note to an investor in the principal amount of $7.5 million which matures in December 2004. The outstanding unpaid principal balance under the note bears interest at a rate of 4.5% per annum, payable upon conversion, prepayment or at maturity. The holder of the note has the option to convert all or a portion of the outstanding unpaid principal balance under the note plus interest into shares of 3Dlabs’ common stock at a conversion price of $5.563 per share or to transfer the note to a third party. At any time after June 2002, 3Dlabs has the option to require the noteholder to convert all or a portion of the outstanding unpaid principal balance under the note plus interest, so long as the weighted average closing share price of 3Dlabs’ common stock is equal to or greater than the conversion price of $5.563 for twenty trading days prior to the conversion date. In August 2002, after the closing of the acquisition of 3Dlabs by Creative, 3Dlabs, the noteholder and Creative entered into an amendment of the convertible subordinated note agreement and convertible subordinated note to allow the outstanding unpaid principal balance under the note plus interest to be convertible into ordinary shares of Creative, at the conversion price equal to $18.05. To-date, no conversion has been made. 3Dlabs may prepay the outstanding unpaid principal balance plus interest due upon thirty days’ prior written notice to the noteholder.

The following table presents the payments due by period for the long term debt and capital lease obligations as of June 30, 2003:

	Payments Due by Period (US$’000)
Debt Obligations	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
Long Term Debt	$29,091	$3,423	$6,845	$6,845	$11,978
Convertible Note	8,764	—	8,764	—	—
Capital Lease Obligations	3,433	1,949	1,439	45	—

Total Debt Obligations	$41,288	$5,372	$17,048	$6,890	$11,978

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – DEBT OBLIGATIONS (Cont’d)

Creative has various other credit facilities relating to overdrafts, letters of credit, bank guarantees and short term loans with several banks totaling approximately $92.5 million at June 30, 2003. Within these credit facilities, sub-limits have been set on how Creative may utilize the overall credit facilities. At June 30, 2003, $3.0 million in letters of credit and $1.6 million in bank guarantees were drawn under these facilities. Facilities under letters of credit and bank guarantees bear interest at approximately the banks’ prime rates, and for interest rates on overdraft and short term loan facilities, please see above comments.

NOTE 12 – MINORITY INTEREST

In May 2000, a wholly owned subsidiary issued 5.0 million convertible preference shares at $4.50 per share, resulting in net proceeds to the subsidiary of $22.5 million. In November 2001, Creative entered into agreements with the holders of these 5.0 million convertible preference shares to repurchase all such shares for $10.0 million cash. The repurchase was completed during the quarter ended March 31, 2002 and the excess of carrying value over the repurchase price paid of $11.8 million was credited to additional paid in capital.

In July 2002, CTC declared dividends of approximately $4 million to its shareholders, namely Creative and Bukit Frontiers Pte Ltd (“BFPL”), a company owned by Creative’s Chairman and CEO, Sim Wong Hoo. Creative and BFPL received a net dividend of approximately $2 million each.

In accordance with the joint venture agreement with BFPL as approved by Creative’s shareholders, in July 2002, Creative acquired from BFPL the remaining 50% interest that it did not currently own in its building located in the International Business Park in Singapore. The consideration payable by Creative for the 50% interest in CTC amounted to approximately $4 million. Additionally, Creative repaid the outstanding building-related loans of $7.1 million to BFPL. The financial consideration for the purchase of CTC shares was set at CTC’s audited net asset valued at July 4, 2002, based on the value of the building as determined by an independent property appraiser. The acquisition was accounted for by the purchase method. The payment was allocated to land and buildings, deferred tax liability and against minority interest.

NOTE 13 – OTHER CHARGES

In fiscal 2002, Creative wrote off $26.1 million of in-process technology arising from the acquisition of 3Dlabs (see Note 16).

In fiscal 2001, Creative recorded restructuring and other charges of $22.8 million included in operating expenses and an inventory charge of $8.2 million to cost of goods sold. The $8.2 million inventory charge primarily related to digital video recorders and certain graphic cards written down to their estimated sales values. The $22.8 million restructuring and other charges comprised $5.1 million in employee separation costs, $3.3 million in facility exit costs, fixed asset impairment write-downs of $3.2 million and write-off of other assets acquired from Aureal amounting to $11.2 million.

Employee separation costs represented the costs of involuntary severance benefits for approximately 400 positions. As of June 30, 2002, all the affected employees had separated from the Company and all payments were made. Facility exit costs primarily include lease termination and unutilized capacity costs. At June 30, 2003, there is no accrual for employee separation costs and accrual for exit costs of $0.4 million were included in accrued liabilities in the consolidated balance sheet. During fiscal 2003, an adjustment for over accrual of facility exit costs of $0.2 million was reversed to the selling, general and administrative expenses.

Fixed asset impairment write-downs of $3.2 million and write-off of other assets acquired from Aureal of $11.2 million in fiscal 2001 are attributed to manufacturing and other equipment associated with the facilities being closed as well as certain other intangible assets which have been impaired as a result of recent changes in market conditions.

NOTE 14 – LITIGATION

During the course of its normal business operations, Creative and its subsidiaries are involved from time to time in a variety of intellectual property and other disputes, including claims against Creative alleging copyright infringement, patent infringement, contract claims, employment claims and business torts. A lawsuit by a purported class of 3Dlabs shareholders against Creative and 3Dlabs has been dismissed in defendants’ favor and is no longer pending. Ongoing disputes exist with, among other entities, the Lemelson Foundation (an action involving patent claims by Lemelson against over 500 entities, including Creative, which action has been stayed pending resolution of issues in third party litigation) and Extreme Audio Reality, Inc. (a patent infringement suit). Creative is subject to two actions alleging violations of California Business and Professions Code Section 17200 by representative purchasers of Audigy sound cards (an action for false advertising and unfair competition based on allegations that Creative’s packaging and advertising falsely represent the Audigy sound card’s audio processing capabilities) and purchasers of Nomad MuVo (an action alleging false advertising and unfair competition in connection with the available storage capacity contained in the flash memory MP3 players). Creative also from time to time receives licensing inquiries and/or threats of potential future patent claims from a variety of entities, including Lucent Technologies and Dyancore Holdings.

Creative believes it has valid defenses to the various claims asserted against it, and intends to defend the actions vigorously. However, should any of these claimants prevail in their suits or claims, Creative does not expect there to be any consequent material adverse effect on its financial position, cash flow or results of operations.

NOTE 15 – INVESTMENTS

Due to a continued downturn in global equity markets, Creative experienced a decline in its investment portfolio in fiscal 2003 and 2002, resulting in net investment losses of $6.0 million and $45.4 million, respectively. Net investment losses of $6.0 million in fiscal 2003 include permanent write-downs of quoted and unquoted investments by $13.6 million and net gains from quoted investments of $7.6 million. Included in the results of operations for fiscal 2002 were permanent write-downs of quoted and unquoted investments by $49.3 million and net gains from quoted investments of $3.9 million.

NOTE 16 – BUSINESS COMBINATION

In May 2002, Creative completed the acquisition of 3Dlabs, a graphics vendor, supplying graphics accelerator solutions for professionals in Computer Aided Design (“CAD”), Digital Content Creation (“DCC”), and visual simulation markets. Creative believes that the acquisition will provide Creative a significant competitive advantage in the graphics space and allow Creative to re-emphasize graphics products.

To acquire the remaining outstanding capital stock of 3Dlabs, Creative paid approximately $37.0 million in cash, issued approximately 6.3 million shares of Creative’s ordinary shares valued at approximately $71.7 million at the time of the closing, and assumed 3Dlabs’ outstanding options exercisable into approximately 1.6 million shares of Creative ordinary shares valued at approximately $12.0 million at the time of the closing. As a result of the acquisition, Creative also assumed 3Dlabs net liabilities of $21.1 million. In addition, Creative incurred approximately $1.3 million in transaction fees, including legal, valuation and accounting fees. The ordinary shares issued were valued in accordance with EITF Issue No. 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination,” using the average for the Creative closing prices ordinary shares during the two days before and two days after (and including) the day on which the total number of Creative shares issuable to holders of 3Dlabs common shares were fixed and determinable. The assumed stock options were valued using the Black-Scholes valuation model, with a volatility rate of 60%, a risk-free interest rate of 2.20% to 4.93%, expected dividend yield of 2.5%, and an estimated vest term of 0.01 years after vest date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – BUSINESS COMBINATION (Cont’d)

Of the total assumed stock options of 3Dlabs, approximately 1.3 million stock options with an intrinsic value of $7.0 million were unvested. In accordance with FIN 44, “Accounting for Certain Transactions Involving Stock Compensation,” these unvested options were accounted for as deferred stock-based compensation and are being recognized as compensation expense over their related vesting periods. Total stock-based compensation expense with respect to the unvested options totaled $0.3 million in fiscal 2002.

Creative accounted for the acquisition using the purchase method of accounting and has included the results of 3Dlabs from the acquisition date of May 15, 2002. The allocation of the purchase price to in-process technology and identifiable intangible assets acquired was based on independent appraisals. The income approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the existing technology, in-process technology and non-competition agreements. The estimated net free cash flows generated by the existing technology, in-process technology and non-competition agreements were discounted at rates ranging from 16% to 40%. In estimating the fair value of the patents/core technology and trade name/trademarks, royalty savings approach was used, whereby the value of an asset was estimated by capitalizing the royalties saved, with discount rates ranging from 18% to 28%.

The following table summarizes the estimated fair values of the tangible assets acquired and the liabilities assumed at the date of acquisition (in US$’000):

Cash	$11,285
Other current assets	13,899
Property and equipment	10,717

Total assets acquired	$35,901
Total liabilities assumed	(56,963)

Net liabilities assumed	$(21,062)

The following table summarizes the allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed (in US$’000):

Net liabilities assumed	$(21,062)
Goodwill	91,976
Acquired in-process technologies	26,080
Other intangible assets consisting of:
Existing technology	7,580
Patent/core technology	6,910
Non-competition agreement	620
Trade name/trademarks	4,160

Total purchase price excluding deferred share compensation	$116,264
Total deferred share compensation	7,053

Total purchase price including deferred share compensation	$123,317

The intangible assets are being amortized over their respective benefit periods, which range from one to six years. In accordance with SFAS 142, “Goodwill and Other Intangible Assets,” Creative will assess goodwill for impairment at least annually.

In accordance with the prevailing accounting standards, the amount of $26.1 million allocated to acquired in-process technology was written off as other charges in fiscal 2002. It is reasonably possible that the development of this technology could fail because of either prohibitive cost, inability to perform the required efforts to complete the technology or other factors outside of Creative’s control such as a change in the market for the resulting developed products. In addition, at such time that the project is completed it is reasonably possible that the completed products do not receive market acceptance or that Creative is unable to produce and market the product cost effectively.

The following unaudited pro forma information has been prepared assuming that the above acquisitions had taken place at the beginning of the earliest periods presented. The amount of the aggregate purchase price allocated to in-process technology has been excluded from the pro forma information as it is a non-recurring item. The pro forma financial information is not necessarily indicative of the combined results that would have occurred had the acquisitions taken place at the beginning of the earliest period, nor is it necessarily indicative of results that may occur in the future.

In US$’000	Unaudited Pro Forma for the years ended June 30
	2002	2001
Sales, net	$859,096	$1,317,147
Net loss	(31,778)	(160,611)
Basic loss per share	(0.43)	(2.03)
Diluted loss per share	(0.43)	(2.03)

NOTE 17 – SEGMENT REPORTING

Creative operates primarily in one industry segment and provides advanced multimedia solutions for personal computers and personal digital entertainment products. Creative has manufacturing plants in Singapore, Malaysia and China with the European distribution center located in Dublin, Ireland and the Americas distribution center located in Milpitas, California. Creative focuses its worldwide sales and marketing efforts predominantly through sales offices in North America, Europe and the Asia Pacific region.

The following is a summary of operations by geographical regions (in US$’000):

	Years ended June 30
	2003	2002	2001
External net sales:
Asia Pacific	$95,711	$141,966	$227,146
The Americas	343,946	390,861	596,295
Europe	262,112	273,078	402,627

Consolidated	$701,769	$805,905	$1,226,068

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 – SEGMENT REPORTING (Cont’d)

	Years ended June 30
	2003	2002	2001
Operating income (loss):
Asia Pacific	$25,353	$11,126	$26,913
The Americas	(10,744)	(5,290)	(18,954)
Europe	12,594	22,237	16,620

Consolidated	$27,203	$28,073	$24,579

	As of June 30
	2003	2002
Identifiable assets:
Asia Pacific	$496,646	$468,227
The Americas	89,683	122,651
Europe	60,514	75,500

Consolidated	$646,843	$666,378

Long-lived assets are based on the physical location of the assets at the end of each of the fiscal years. Goodwill of $92.0 million as of June 30, 2003 and 2002 was allocated to Asia Pacific region. Geographic revenue information for the three years ended June 30, 2003 is based on the location of the selling entity.

	As of June 30
	2003	2002
Identifiable assets:
Singapore	$289,248	$233,316
United States of America	89,683	122,651
Ireland	52,382	61,268
Rest of World	215,530	249,143

Consolidated	$646,843	$666,378

	Years ended June 30
	2003	2002	2000
Revenue by geographic region:
Singapore	$58,418	$89,458	$149,228
United States of America	343,946	390,861	596,295
Ireland	260,964	272,824	402,627
Rest of World	38,441	52,762	77,918

Consolidated	$701,769	$805,905	$1,226,068

Major customers: In fiscal 2003, 2002 and 2001, no customer accounted for more than 10% of net revenues. As of June 30, 2003 and 2001, two and one customer(s) respectively accounted for more than 10% of net accounts receivable and as of June 30, 2002, no customer accounted for more than 10% of net accounts receivable.

STOCK MARKET INFORMATION

Creative’s ordinary shares have been traded on the NASDAQ National Market (“NASDAQ”) since August 3, 1992, under the symbol “CREAF.” Creative’s ordinary shares have been traded on the Singapore Exchange (“SGX-ST”) since June 15, 1994. In January 2003, Creative announced that it intends to move to a single primary stock exchange listing on the SGX-ST. Consequently, Creative intends to delist its ordinary shares from NASDAQ and will initiate steps that can facilitate the elimination of its U.S. public reporting obligations. On June 1, 2003, a flow back restriction was commenced. The flow back restriction stops the electronic transfer of Creative’s ordinary shares from the register of The Central Depository (Pte) Limited in Singapore to accounts with brokers located in the United States. The delisting of Creative ordinary shares from NASDAQ would not affect the status of Creative’s shares on the SGX-ST.

The following table presents, for the registered shares on the NASDAQ and SGX-ST: (i) the annual high and low market prices for the five most recent full fiscal years; (ii) the high and low market prices for each full fiscal quarter for the two most recent full fiscal years; and (iii) the high and low market prices for each month for the most recent six months. These prices do not include retail markups, markdowns, or commissions.

	NASDAQ (Price in US$/Share)		SGX-ST (Price in Singapore $/Share)
	High	Low	High	Low
Annual High and Low
Fiscal 1999	18.56	8.12	30.30	14.10
Fiscal 2000	38.00	9.69	64.00	16.60
Fiscal 2001	23.81	8.10	41.00	14.90
Fiscal 2002	15.05	4.20	27.90	8.15
Fiscal 2003	10.50	5.65	18.90	10.10

Quarterly High and Low
Fiscal 2002:
First Quarter	9.00	4.20	16.90	8.15
Second Quarter	8.30	4.24	15.10	8.25
Third Quarter	15.05	8.16	27.90	14.80
Fourth Quarter	12.20	8.40	22.90	15.10

Fiscal 2003
First Quarter	10.50	6.26	18.90	11.50
Second Quarter	8.55	6.10	14.70	11.10
Third Quarter	7.75	5.65	13.70	10.10
Fourth Quarter	8.30	6.06	14.70	10.70

Monthly High and Low
March 2003	6.55	5.65	11.80	10.10
April 2003	6.65	6.06	12.30	10.70
May 2003	6.77	6.20	11.90	11.10
June 2003	8.30	6.52	14.70	11.40
July 2003	8.63	7.91	15.20	14.10
August 2003	10.69	7.73	18.80	13.80

As of September 19, 2003, there were approximately 14,735 shareholders of record of the ordinary shares, of which approximately 282 were registered in the US, and approximately 14,453 in Singapore. Because many of the US shares are held by brokers and other institutions on behalf of shareholders, Creative is unable to estimate the total number of shareholders represented by these US record holders.

On September 19, 2003, the closing price of Creative’s ordinary shares on the NASDAQ National Market was $10.85 and on the SGX-ST was S$18.80.

THE CREATIVE NETWORK

Worldwide Corporate
Headquarters
Creative Technology Ltd.
31 International Business Park, Creative Resource, Singapore 609921 Tel: +65-6895 4000 Fax: +65-6895 4999 Website: www.creative.com
INSIDE ASIA
	Singapore	Taiwan
	Broadxent Pte Ltd	Creative Labs Taiwan Co., Ltd
	31 International Business Park,	15F, No. 163, Sec. 1, Keelung Road,
	Creative Resource,	Taipei, Taiwan, R.O.C. Zip Code: 110
	Singapore 60991	Tel: +886-2-2748 2988
US Headquarters	Tel: +65-6890 5200	Fax: +886-2-2748 2989
Creative Labs, Inc.	Fax: +65-6890 5269
1901 McCarthy Boulevard,		Australia/New Zealand
Milpitas, CA 95035	China	Creative Labs Pty Ltd
Tel: +1-408-428 6600	Creative Future Computer Co. Ltd	Shop 3 – 5, 524 Parramatta Road
Fax: +1-408-428 6611	Creative Park, No.18, Anhuaxili Block 2,	Petersham. NSW 2049
	Chaoyang District, Beijing 100011	Australia
	People’s Republic of China	Tel: +61-2-9021 9800
Europe Headquarters	Tel: +86-10-6425 5500	Fax: +61-2-9021 9899
Creative Labs (Ireland) Ltd.	Fax: +86-10-6425 9314
Ballycoolin Business Park,
Blanchardstown,	Hong Kong
Dublin 15, Ireland	Creative Labs (HK) Limited
Tel: +353-1-820 6444	Unit 927-931, 9/F.,
Fax: +353-1-820 9557	Hongkong International Trade &
Exhibition Centre,
1 Trademart Drive, Kowloon Bay,
Kowloon, Hong Kong
Tel: +852-2331 2930
Fax: +852-2331 2151

Japan
Creative Media K.K.
Kanda Eight Bldg.,
3F, 4-6-7 Soto-Kanda, Chiyoda-ku,
Tokyo 101-0021, Japan
Tel: +81-3-3256 5577
Fax: +81-3-3256 5221

Malaysia
Cubic Electronics Sdn Bhd
No.1, Jalan T.U.43,
Taman Tasik Utama, Air Keroh,
75450 Melaka, Malaysia
Tel: +60-6-251 2888
Fax: +60-6-251 2999

INSIDE USA	INSIDE EUROPE
Operations Center	United Kingdom	Italy
5555 Auto Mall Parkway,	Creative Labs (UK) Ltd	Creative Labs Srl
Fremont, CA94538	Unit 3, The Pavilions,	Strada 4 ED A/2,
Tel: +1-510-492 5000	Ruscombe Business Park,	20090 Assago Milanofiori, (MI), Italy
	Ruscombe, Berkshire, RG10 9NN, UK	Tel: +39-02-822 8161
Creative Labs Customer Response Center	Tel: +44-118-9344 322	Fax: +39-02-5750 0768
1523 Cimarron Plaza,	Fax: +44-118-9320 271
Stillwater, Oklahoma 74075		Poland
Tel: +1-405-742 6600	3Dlabs Ltd	Creative Labs Sp. z o.o
Fax: +1-405-742 6644	Meadlake Place	02-708 Warsaw
	Thorpe Lea Road	ul. Bzowa 21, Poland
Cambridge SoundWorks, Inc.	Egham, Surrey, TW20 8HE, UK	Tel: +48-22-853 02 65
100 Brickstone Square,	Tel: +44-178-4470 555	Tel/Fax: +48-22-843 2283
Andover, MA 01810	Fax: +44-178-4470 699
Tel: +1-978-623 4400		Portugal
Fax: +1-978-475 7265	Benelux	Creative Labs Lda.
Website: www.cambridgesoundworks.com	Creative Labs N.V.	Av. Eng. Duarte Pacheco,
	Royal House, Coremansstraat 34 bus 2,	Torre 2 – Amoreiras, piso 4º, sala 4
Broadxent, Inc.	B-2600 Bercham	1070-102 Lisboa, Portugal
188 Topaz Street, Milpitas, CA 95035	Tel: +32-3-2878777	Tel: +351-21-383 97 20
Tel: +1-408-719 5100	Fax: +32-3-2308550	Fax: +351-21-383 97 27
Fax: +1-408-262 1390
Website: www.broadxent.com	Denmark	Spain
	Creative Labs A/S	Creative Labs, S.L.
E-mu Systems, Inc.	Gydevang 39-41, DK-3450	Constitución 1-4º, 3
1600 Green Hills Road,	Allerød, Denmark.	Edificio Diagonal 1, 08960 Sant Just
Scotts Valley, CA 95066-4924	Tel: +45-48-244 322	Desvern
Tel: +1-831-438 1921	Fax: +45-48-244 323	Barcelona, Spain
Fax: +1-831-438 8612		Tel: +34-93-470 3150
Website: www.emu.com	France	Fax: +34-93-499 0811
Creative Labs, SA
Creative Advanced Technology Center	47/53 rue Raspail	Sweden
1500 Green Hills Road, Suite 101	92594 Levallois Perret Cedex, France	Creative Technologies Scandinavia AB
Scotts Valley, CA 95067	Tel: +33-1 55 21 33 50	Spånga Center, Stormbyvägen 2-4,
Tel: +1-831-440 2800	Fax: +33-1 55 21 33 51	163 29 Spånga, Sweden
Fax: +1-831-438 8509		Tel: +46-8-564 72020
Website: www.sei.com	Germany	Fax: +46-8-795 7835
Creative Labs, GmbH
3Dlabs (Alabama) Inc.	Feringastrasse 4,
9668 Madison Boulevard,	85774 München-Unterföhring,
Madison, AL 35758	Germany
Tel: +1-256-319 1100	Tel: +49-89-992 8710
Fax: +1-256-319 1114	Fax: +49-89-9928 7122
Website: www.3dlabs.com.

CORPORATE DIRECTORY

BOARD OF DIRECTORS

Sim Wong Hoo, Tan Lip-Bu, Tang Chun Choy, Lee Kheng Nam,	Chairman Director Director Director

CORPORATE HEADQUARTERS	COMPANY SECRETARY

31 International Business Park Creative Resource Singapore 609921 Tel: 65-6895-4000	Ng Keh Long 31 International Business Park Creative Resource Singapore 609921

US HEADQUARTERS	REGISTRAR/TRANSFER AGENT

1901 McCarthy Boulevard Milpitas CA 95035 USA Tel: 1-408-428-6600	Lim Associates Pte Ltd 10 Collyer Quay #19-08 Ocean Building Singapore 049315
EUROPE HEADQUARTERS	&
Mellon Investor Services
Ballycoolin Business Park	235 Montgomery Street
Blanchardstown, Dublin 15	23rd Floor
Republic of Ireland	San Francisco CA 94104 USA
Tel: 353-1-820-6444
INDEPENDENT ACCOUNTANTS
CORPORATE COUNSEL
PricewaterhouseCoopers
ASG Law Corporation	8 Cross Street #17-00
30 Raffles Place	PWC Building
#12-00 Caltex House	Singapore 048424
Singapore 048622
&
Morrison & Foerster LLP Attorneys at Law 425 Market Street San Francisco, CA 94105-2482 USA

This Singapore Annual Report is prepared in compliance with Singapore Generally Accepted Accounting Principles and Singapore Companies Act (Chapter 50).

CONTENTS

Chairman’s Message	2

Directors’ Report	4

Statement by Directors	12

Auditors’ Report	13

Income Statement	14

Balance Sheet	15

Statement of Shareholders’ Equity	16

Cash Flow Statement	17

Notes to the Financial Statements	18

Statistics of Shareholding	39

Corporate Directory	40

CREATIVE TECHNOLOGY LTD. AND SUBSIDIARY COMPANIES

CHAIRMAN’S MESSAGE

Dear Shareholders,

Creative is at an inflection point.

The Personal Digital Entertainment (PDE) market that we pioneered five years ago has finally achieved “critical mass”. It has reached a self-sustaining rapid growth stage and is about to explode.

For the past three years, while we focused on cutting costs to tackle the tough macro-economic situation, we did not neglect investing in and growing new resources and capabilities. In fact, I am proud to say that we were able to cut our costs back to 1997 levels, while at the same time we developed many more products and entered several new markets.

The PC market and Consumer Electronics markets are also at their inflection points. The battle has begun. The head-on collision of these two giant markets will be phenomenal and have great consequences. There will be surprising new winners and losers, and it will create many new opportunities for those who are quick and nimble.

We are fortunate that we had prepared ourselves well over these past few years. With the new capabilities we acquired in PDE, Speakers, and 3D-Graphics, and solidly backed by our massive experience and unrivaled leadership in the PC audio arena, I believe we are well positioned and fully prepared to take on this new and exciting challenge.

The strategy going forward and direction ahead of us are very clear. The targets are visibly lined up ahead; we just need to aim and shoot. We need to shoot accurately, though. In one word: we need to EXECUTE.

Creative must execute well to take on the new convergence market, whatever that may be. The electronics market is in a mini-boom now, with component shortages in a few areas. This is being driven by the consumer market, or more precisely by the digital entertainment market. New external devices like cell phones with cameras, digital cameras and of course, MP3 players like the NOMAD® MuVo® and NOMAD Jukebox have all reached their critical masses.

If Creative can take full advantage of this new inflection point, we could be entering another era of rapid growth. But we must run very, very fast, because the competition scrambling for this new space will not wait. There will be a lot of new players, and the old dominant incumbents from the consumer electronics side will not step aside without a fight.

Can Creative live up to the challenge?

Before I deal with this big question, I would like to give you a review of the fiscal year behind us.

Fiscal 2003 was an operationally solid and profitable year for Creative. This performance was achieved despite very tough economic and market conditions.

Revenues declined further in fiscal 2003 as we continued to be impacted by the uncertain global economic environment, particularly in the global technology markets, and other negative events during the year such as the port closures in the US West Coast, the military conflict in Iraq and the outbreak of SARS.

However, even with the reduction in revenues, we continued to achieve operating profits and improve gross margins. We achieved our highest gross margin percentage in many years, reflecting the results of the initiatives we had taken over the past two years to re-direct our strategy toward a focus on profitability, moving away from lower margin, higher risk products and concentrating on the higher-margin core audio, speakers and PDE products. The higher gross margins and the on-going cost reduction and expense control measures we have instituted over the past two years in all aspects of the business were key contributors to our achieving operating profits in all four quarters of the fiscal year.

Sales for fiscal year 2003 were $702 million, a reduction of 13% compared to $806 million for the fiscal year 2002. Gross profit as a percentage of sales was 35% in fiscal 2003 compared to 33% in fiscal 2002. Net income for fiscal 2003 was $23 million, compared to a net loss of $20 million in fiscal 2002. Net income for fiscal 2003 included net investment losses of $6 million, while the loss for fiscal 2002 included net investment losses of $45 million and a one-time charge of $26 million for in-process technology relating to the acquisition of 3Dlabs. Excluding these investment losses and other charges, the results would have been a net income of $29 million for fiscal 2003 and $52 million for fiscal 2002.

Now, to answer the “big question” raised earlier on whether Creative can live up to the challenge, I would like to put forward some points for your assessment.

Besides the success of our focus on profitability, as reflected in the financial results, what is perhaps more significant are the successes and achievements we had on the product and technology fronts during the fiscal year. We have made strong progress on our strategy of leveraging our enormously strong brand name within the PC industry, increasing the breadth of our product lines, and moving more of our new product offerings outside of the PC box where we can offer great visual industrial design (ID) and appeal to a broader base of potential customers. We have focused our R&D resources on innovation in both technical product design and the visual ID of our products, as we significantly increased the overall number of product offerings. We have also dedicated substantial development resources to completely remodeling our product lines

2

CREATIVE TECHNOLOGY LTD. AND SUBSIDIARY COMPANIES

CHAIRMAN’S MESSAGE

and our business with the goal of extending our leadership position in the PDE market – a market we pioneered. We believe there are long term growth opportunities as we continue to introduce PDE products with great visual ID and award-winning functionality that work with and away from the PC.

We have significantly expanded the breadth of our product lines, with the introduction of more new products than in any other period in our history. In the first half of the new fiscal year, we plan to launch over 90 products, the most in our history, across all of our product categories. With the launch of these new products, we have what is probably our most exciting and innovative line of products to date.

The new products that I am most excited and proud of include the Creative NOMAD Jukebox Zen NX, NOMAD MuVo NX, NOMAD MuVo2, and the Creative I-Trigue™ L3500/L3450 speakers.

The Creative NOMAD Jukebox Zen NX, is our flagship hard disk-based, pocket-size digital audio player. It is the slimmest, lightest NOMAD Jukebox ever, with huge storage capacity of 20GB, 30GB or 60GB, and superfast USB 2.0 connectivity. The stylish NOMAD Jukebox Zen NX can store tens of thousands of MP3 and WMA songs and play back high-fidelity music at 98dB SNR for up to 14 hours on one full battery charge. Our patented technology allows significantly longer battery life than the competition, and the removable battery module allows the user to have even longer playtime by carrying spares.

The tiny, flash memory-based NOMAD MuVo NX, introduced in July 2003, improves on the classic design of the original NOMAD MuVo, and introduces a cool blue backlit LCD screen, a built-in microphone for voice recording, graphic equalizer and other additions to the original feature set. The NOMAD MuVo NX can also be connected directly to Creative speaker systems, such as the new Creative I-Trigue™ speaker line, via an M-PORT™ interface for instant music playback. There are patents pending worldwide on the MuVo’s technology, and the US patent application was published by the United States Patent & Trademark Office in September, 2003.

The NOMAD MuVo2 was launched in September, 2003 as a brand new line of ultra-compact and lightweight MP3 players, available in both hard drive- and flash memory-based models. The hard drive-based model, the NOMAD MuVo2 1.5GB, comes with 1.5GB storage capacity, and is Creative’s smallest hard-drive based MP3 player ever. The rugged flash memory version, the NOMAD MuVo2 X-Trainer, comes with 512MB or 1GB capacity, and is designed specifically for the digital music consumer with an active lifestyle. All versions are extremely compact and feature high-capacity removable and rechargeable Li-Ion batteries, unparalleled audio quality, super fast USB 2.0 connectivity and simple drag and drop functionality.

Creative made a big statement with its new Creative I-Trigue L3500/L3450 speakers, which combine an exterior design that looks simply stunning with cutting-edge technology such as Lateral Firing Transducers for a wider soundstage and richer listening experience. Each new Creative I-Trigue speaker system features bi-amplification for optimum performance in specific frequency ranges and more accurate sound reproduction.

The full list of Creative’s new products is far too long to incorporate into this letter, but it includes many offerings in sound cards, external audio, speakers, digital audio players, cameras, workstation graphics, communications, keyboards and mice.

To have a comprehensive view of the breadth and beauty of Creative’s products, I would like to invite you to visit the Creativex Showroom at our Singapore Headquarters and our www.Creative.com web site.

Creative is now a much leaner company with an improved cost structure, yet our expanded product development capabilities afford us the ability to respond rapidly to changes in business conditions and to pursue new business opportunities which were not feasible with our previous cost structure. We are ready to focus on growth again through our remodeled product lines and businesses. With a large majority of our many new products functioning external to the PC box, we are no longer solely dependent on the PC market and add-in cards.

As we continue to move the company into new, higher growth markets outside of the PC box and our core audio product category, the growth opportunities we see are not limited to our traditional retail channels, but also include opportunities to further build our direct-to-consumer business, our OEM business, and to develop new ODM relationships. We believe that with our new operating cost structure, we can aggressively pursue these OEM and ODM channels for incremental revenue and profit — and we have already made progress on this front with a major customer.

We believe our downturn in revenues has bottomed out, and that we are now poised to reap the benefits of our hard work over the past two years to remodel our product lines and businesses.

Yes. Creative is ready to live up to the challenge.

Sim Wong Hoo

Chairman & Chief Executive Officer

3

CREATIVE TECHNOLOGY LTD. AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

- For the financial year ended 30 June 2003

The directors present their report to the members together with the audited financial statements of the Company and of the Group for the financial year ended 30 June 2003. The audited financial statements of the Group are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) as the Company has been granted an Exemption Order by the Registrar of Companies and Businesses (“RCB”), exempting it from complying with Section 201(14) of the Singapore Companies Act (“the Act”) in respect of certain disclosures on the condition that the consolidated financial statements comply with US GAAP.

The statutory financial statements of the Company and of the Group are presented in United States of America dollar (“US$”) as the principal currency in which the Company and its subsidiaries conduct their business is the US$. The Company has received approval from the RCB under Section 202(1) of the Act to file its statutory financial statements in US$ for the financial year ended 30 June 2003.

1.	DIRECTORS

The directors of the Company at the date of this report are:

Sim Wong Hoo

Tan Lip-Bu

Tang Chun Choy

Lee Kheng Nam

2.	PRINCIPAL ACTIVITIES

The principal activities of the Company and its subsidiaries consist of the design, manufacture and distribution of digitised sound and video boards, computers and related multimedia and personal digital entertainment products.

There have been no significant changes in the nature of these activities during the financial year.

3.	RESULTS FOR THE FINANCIAL YEAR

The consolidated profit after tax attributable to the members of the Company for the financial year was US$23,377,000. The Company has made a profit after tax for the financial year of US$5,435,000.

4.	MATERIAL TRANSFERS TO OR FROM RESERVES AND PROVISIONS

Material transfers to or from reserves during the financial year are set out in the statements of shareholders’ equity.

Material movements in provisions are set out in the notes to the financial statements.

5.	ACQUISITIONS AND DISPOSAL OF SUBSIDIARIES

Incorporation of subsidiary

During the year, the following subsidiary was incorporated:

Name of Subsidiary	Country of Incorporation	Paid up Capital at Incorporation	Group’s Effective Interest at Incorporation
Creative Music Inc.	Taiwan	NTD20,000,000	52.5%

4

CREATIVE TECHNOLOGY LTD. AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

- For the financial year ended 30 June 2003

Acquisition of additional interests in subsidiary

In July 2002, the Company acquired the remaining interest in a subsidiary, Creative Technology Centre Pte Ltd (“CTC”) for a consideration of US$3,992,000. The attributable net tangible assets of the subsidiary was US$3,992,000 at date of acquisition.

There were no other acquisitions or disposals of interests in subsidiaries during the financial year.

6.	ISSUE OF SHARES AND DEBENTURES

During the financial year, the Company and its subsidiaries issued shares as follows:

THE COMPANY

(i)	565,719 ordinary shares of S$0.25 each were issued at a weighted average exercise price of approximately US$4.58 per share for cash, upon the exercise of options granted under the Company’s share option plans.

(ii)	282,709 ordinary shares of S$0.25 each were issued at a weighted average exercise price of approximately US$5.24 per share for cash, under the Company’s Employee Share Purchase Plan (“ESPP”).

The newly issued shares rank pari passu in all respects with the previously issued shares.

SUBSIDIARIES

During the financial year, the following subsidiaries issued shares as follows:

Name	Share issued / Capital received	Purpose

Creative Music Inc.	Issued 2,000,000 ordinary shares at NT$10.00 each	Incorporation and working capital

Creative Technology (China) Co., Ltd	Capital Contribution of US$2,700,000	Additional working capital

MLK Industry Limited (formerly known as Creative Next (HK) Limited)	Issued 1,499,998 ordinary shares at HK$2.00 each (par value of HK$1.00) and additional 1,000,000 ordinary shares at par.	Additional working capital

The issue of 2,499,998 ordinary shares by MLK Industry Limited for additional working capital purposes during the year had diluted the Group’s effective interest in the subsidiary from 100% to 60%.

There were no other issues of shares or debentures by any corporation in the Group during the financial year.

5

CREATIVE TECHNOLOGY LTD. AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

- For the financial year ended 30 June 2003

7.	REPURCHASE OF ORDINARY SHARES

During the financial year, the Company did not repurchase any shares under its share buyback program.

8.	ARRANGEMENT TO ENABLE DIRECTORS TO ACQUIRE SHARES AND DEBENTURES

Neither at the end of nor at any time during the financial year was the Company a party to any arrangement whose object is to enable the directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures of, the Company or any other body corporate, other than as disclosed under “Employee Share Purchase and Stock Option Plans” on pages 8 to 10.

9.	DIRECTORS’ INTERESTS IN SHARES AND DEBENTURES

(a)	According to the register of directors’ shareholdings, the interests of the directors holding office at the end of the financial year in the share capital of the Company and related corporations were as follows:

	Holdings registered in the name of the director		Holdings in which the director is deemed to have an interest
Name of director	At 1.7.2002	At 30.6.2003	At 1.7.2002	At 30.6.2003
Creative Technology Ltd. (Ordinary shares of S$0.25 each)

Sim Wong Hoo	25,984,602	25,984,602	—	—
Tan Lip-Bu	5,000	5,000	—	—
Tang Chun Choy	20,000	20,000	—	—
Lee Kheng Nam	21,050	21,050	10,000	10,000

In addition, by virtue of his interest of not less than 20% in the issued share capital of Creative Technology Ltd., Sim Wong Hoo is also deemed under the Companies Act to have interests in all of the Company’s subsidiaries.

(b)	According to the register of directors’ shareholdings, certain of the directors holding office at 30 June 2003 had interests in the options to subscribe for ordinary shares of the Company granted pursuant to the Creative Technology (1999) Share Option Scheme (“1999 Scheme”):

	Holdings registered in the name of the director
Name of director	At 1.7.2002	At 30.6.2003
Creative Technology Ltd.
Tan Lip-Bu	80,000	80,000
Tang Chun Choy	80,000	80,000
Lee Kheng Nam	80,000	80,000

None of the directors of the Company at the end of the financial year had any interest in the debentures of the Company or any related corporations.

6

CREATIVE TECHNOLOGY LTD. AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

- For the financial year ended 30 June 2003

10	DIVIDENDS

Dividends paid, declared or recommended since the end of the Company’s preceding financial year were as follows:

US$’000
Ordinary tax-exempt dividend of US$0.25 per share	19,824

The dividend was paid on 19 December 2002 in respect of the financial year ended 30 June 2003.

11.	BAD AND DOUBTFUL DEBTS

Before the financial statements of the Company were made out, the directors took reasonable steps to ascertain the action taken in relation to the writing off of bad debts and providing for doubtful debts of the Company, and have satisfied themselves that all known bad debts of the Company have been written off and that adequate provision has been made for doubtful debts.

At the date of this report, the directors are not aware of any circumstances which would render any amounts written off for bad debts or provided for doubtful debts in the Group inadequate to any substantial extent.

12.	CURRENT ASSETS

Before the financial statements of the Company were made out, the directors took reasonable steps to ascertain that current assets which were unlikely to realise their book values in the ordinary course of business have been written down to their estimated realisable values or that adequate provision has been made for the diminution in value of such current assets.

At the date of this report, the directors are not aware of any circumstances, not otherwise dealt with in this report, which would render the values attributed to current assets in the consolidated financial statements misleading.

13.	CHARGES ON ASSETS AND CONTINGENT LIABILITIES

At the date of this report, no charges have arisen since the end of the financial year on the assets of the Company or any corporation in the Group which secure the liability of any other person, nor have any contingent liability arisen since the end of the financial year in the Company or any other corporation in the Group.

14.	ABILITY TO MEET OBLIGATIONS

No contingent or other liability of the Company or any other corporation in the Group has become enforceable or is likely to become enforceable within the period of twelve months after the end of the financial year which, in the opinion of the directors, will or may substantially affect the ability of the Company and the Group to meet its obligations as and when they fall due.

7

CREATIVE TECHNOLOGY LTD. AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

- For the financial year ended 30 June 2003

15.	OTHER CIRCUMSTANCES AFFECTING THE FINANCIAL STATEMENTS

At the date of this report, the directors are not aware of any circumstances not otherwise dealt with in this report or the consolidated financial statements which would render any amount stated in the financial statements of the Company and the consolidated financial statements misleading.

16.	UNUSUAL ITEMS

In the opinion of the directors, the results of the operations of the Company and of the Group during the financial year have not been substantially affected by any item, transaction or event of a material and unusual nature.

17.	UNUSUAL ITEMS AFTER THE FINANCIAL YEAR

In the opinion of the directors, no item, transaction or event of a material and unusual nature has arisen in the interval between the end of the financial year and the date of this report which would affect substantially the results of the operations of the Company and of the Group for the financial year in which this report is made.

18.	DIRECTORS’ CONTRACTUAL BENEFITS

Since the end of the previous financial year, no director has received or become entitled to receive a benefit by reason of a contract made by the Company or a related corporation with the director or with a firm of which he is a member or with a company in which he has a substantial financial interest, except as disclosed in this report.

19.	EMPLOYEE SHARE PURCHASE AND STOCK OPTION PLANS

Employee Share Purchase Plan

As approved by the shareholders in November 1999, the Company has adopted the 1999 Employee Share Purchase Plan that permits substantially all employees to purchase ordinary shares of the Company. Participating employees may purchase ordinary shares through regular payroll deductions accumulated during each offering period at a purchase price of 85% of the lower of the fair market value on the offering date or on the purchase date. Each offering period consists of four six months purchase periods, except for the first purchase period in the first offering period, which was four months. A total of 1.0 million ordinary shares were reserved for issuance under this plan. In addition, on each 1 July, the aggregate number of ordinary shares reserved for issuance under the plan shall be increased automatically by 1% of the total number of outstanding ordinary shares of the Company on the immediately preceding 30 June, provided that the aggregate shares reserved under this plan shall not exceed 5.0 million shares.

In financial year 2003, 2002 and 2001, 282,709, 248,000 and 225,000 shares were issued at a weighted average exercise price of US$5.24, US$5.19 and US$10.80 per share under the Company’s Employee Share Purchase Plan respectively.

Employee Stock Option Plans

In December 1994, the Company adopted the new Creative Technology Employees’ Share Option Scheme (the “New Plan”). Options granted under this plan were in accordance with Section 422(a) of the US Internal Revenue Code of 1986, as amended. On 13 November 1996, at a special meeting, shareholders approved certain changes to the New Plan to make it less restrictive. Under the amended New Plan, the total number of shares that could be granted was increased to an overall maximum of 15% of the issued share capital of the Company. The amended New Plan also provided for incentive stock options to be granted to employees of the Company on a quarterly basis, at the average market price established on the five days closing immediately prior to the date of grant. The options vested at the rate of 25% at the end of each anniversary of the grant date and were exercisable over a period not exceeding five years from the date of grant.

8

CREATIVE TECHNOLOGY LTD. AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

- For the financial year ended 30 June 2003

As of 6 October 1998, the Company is no longer subject to the listing rules of the Singapore Exchange but is required only to comply with the listing rules of NASDAQ, including rules governing stock option plans. Since many of the Company employees and shareholders are located in the United States of America, the Company has obtained shareholders’ approval on 30 December 1998 to replace the New Plan with the Creative Technology (1999) Share Option Scheme (“1999 Scheme”), which is more in accordance with US practice. The 1999 Scheme allows options to be granted to full-time employees as well as consultants and non-executive directors. The total number of shares that may be granted as options is 7.5 million provided that such amount shall be automatically increased on the first day (1 July) of each of the five financial years ending 30 June 2001, 2002, 2003, 2004 and 2005 by four percent of the issued share capital of the Company as at the last day of the immediate preceding financial year. The Option Committee has the discretion to decide the vesting schedule in the letter of offer. If it is not specifically stated in the letter of offer, 1/4 of the total amount of the grant vest on the first anniversary of the grant date and 1/48 of the total amount of the grant on the last day of each calendar month thereafter. The exercise price of options granted under the 1999 Scheme may be less than the fair market value of the shares as of the date of grant and the options expire after the tenth anniversary of the date of grant, except in the case of options granted to participants other than employees, options expire not later than the fifth anniversary of the date of grant.

No options were granted under the 1999 Scheme in financial year 2001.

In financial year 2002, the Company granted 7.1 million options under the 1999 Scheme at a weighted average exercise price of US$4.57. 2.9 million options granted in financial year 2002 are below fair market value, resulting in a deferred share compensation of US$0.8 million being amortized over the vesting period of the underlying options. The 7.1 million options that were granted in financial year 2002 included 1.6 million the Company’s options that were granted to assume 3Dlabs’ outstanding employee stock options.

In financial year 2003, the Company granted 0.4 million options at fair market value under the 1999 Scheme at a weighted average exercise price of US$6.99.

A summary of options granted to employees and non-employee directors under the Company’s stock option plans is presented below:

	Options Outstanding
	Number of Shares (’000)	Weighted Average Exercise Price (US$)	Weighted Average Remaining Contractual Life (years)
Balance at 1 July 2002	11,879	6.56	8.11
Granted – at fair market value	380	6.99
Exercised	(566)	4.58
Cancelled	(1,101)	7.44

Balance at 30 June 2003	10,592	6.59	7.19

The total number of options exercisable at 30 June 2003, 2002 and 2001 under the New Plan and 1999 Scheme were 6,866,000, 4,031,000 and 3,843,000, respectively.

9

CREATIVE TECHNOLOGY LTD. AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

- For the financial year ended 30 June 2003

19.	EMPLOYEE SHARE PURCHASE AND STOCK OPTION PLANS (Cont’d)

Subsidiary Stock Option Plan

Effective April 2000, unvested stock options to purchase 0.2 million shares of the Company’s ordinary stock granted under the New Plan and 1999 Scheme to employees of a subsidiary were cancelled in exchange for the right to receive options granted by the subsidiary. The employees are allowed to retain outstanding options vested on 31 March 2000 until 31 March 2001 at which time unexercised options were cancelled. In May 2000, the subsidiary adopted a separate stock option plan and employees were then granted options under this plan. The total number of shares that may be granted as options under the subsidiary 2000 Stock Option Plan (“2000 Plan”) is 8 million shares provided that such amounts shall be automatically increased on the first day (1 July) of each of the five financial years ending 30 June 2001, 2002, 2003, 2004 and 2005 by the lesser of (i) three hundred thousand shares or (ii) one percent of the issued share capital of the Company as at the last day of the immediately preceding financial year. The exercise price of options granted under the 2000 Plan may be less than the fair market value of the shares as of the date of grant and the options expire after the tenth anniversary of the date of grant.

In financial year 2001, the subsidiary granted 0.9 million options under the 2000 Plan at a weighted average exercise price of US$2.45. Included in the options granted during the financial year were replacement options granted to certain employees of Creative Technology Ltd to acquire 235,000 and 30,000 of the subsidiary company’s shares at an exercise price of US$2.50 and US$1.00 per share respectively. These options were granted in lieu of the cancellation of 470,000 shares at an exercise price of US$2.50 per share and 60,000 shares at US$1.00 per share. The replacement options vested immediately on grant date and the share compensation expense arising from replacement of options amounted to US$0.7 million, which was expensed in financial year 2001.

The subsidiary did not grant options in financial year 2002 and financial year 2003.

A summary of options granted to employees, consultants and directors under the subsidiary’s stock option plan is presented below:

	Options Outstanding
	Number of Shares (‘000)	Weighted Average Exercise Price (US$)	Weighted Average Remaining Contractual Life (years)
Balance at 1 July 2002	5	2.50	8.05
Cancelled	(5)	2.50

Balance at 30 June 2003	—	—	—

10

CREATIVE TECHNOLOGY LTD. AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

- For the financial year ended 30 June 2003

20.	AUDIT COMMITTEE

The Audit Committee of the Board of Directors was formed in 1992. The members of the Committee, two of whom are non-executive directors, are as follows:

Lee Kheng Nam (Chairman)

Tang Chun Choy

Sim Wong Hoo

In performing its functions, the Committee reviewed the audit plan and the overall scope of work of the external auditors. It met with the auditors to discuss the results of their examination and their evaluation of the system of internal accounting controls of the Company and its subsidiaries.

The Committee also reviewed the financial statements of the Company and the consolidated financial statements of the Group as well as the auditors’ report thereon and recommended to the Board of Directors the nomination of PricewaterhouseCoopers as auditors of the Company at the forthcoming annual general meeting.

21.	AUDITORS

The auditors, PricewaterhouseCoopers have expressed their willingness to accept re–appointment.

On behalf of the directors

Sim Wong Hoo Director	Lee Kheng Nam Director

Singapore

22 October 2003

11

CREATIVE TECHNOLOGY LTD. AND SUBSIDIARY COMPANIES

STATEMENT BY DIRECTORS

In the opinion of the directors,

(i)	the income statement, balance sheet, statement of shareholders’ equity and cash flow statement together with notes, as set out on pages 14 to 38 are drawn up so as to give a true and fair view of the state of affairs of the Company at 30 June 2003, and of the results of the business, changes in equity and the cash flows of the Company for the financial year then ended;

(ii)	the consolidated balance sheet, consolidated statement of operations, consolidated statement of cash flows, and consolidated statement of shareholders’ equity together with the notes are drawn up so as to give a true and fair view of the state of affairs of the Group at 30 June 2003, and of the results of the business, changes in equity and cash flows of the Group for the financial year then ended; and

(iii)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

On behalf of the directors

Sim Wong Hoo Director	Lee Kheng Nam Director

Singapore

22 October 2003

12

CREATIVE TECHNOLOGY LTD. AND SUBSIDIARY COMPANIES

AUDITORS’ REPORT

to the members of Creative Technology Ltd.

We have audited the financial statements of Creative Technology Ltd. for the financial year ended 30 June 2003 set out on pages 14 to 38 and the consolidated financial statements of the Group for the year ended 30 June 2003. These financial statements are the responsibility of the Company’s directors. Our responsibility is to express an opinion on these financial statements based on our audit.

As set out in Note 1 to the financial statements of the Company, the consolidated financial statements of the Group are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). On 5 August 2003, we reported separately on the financial statements of the Group in accordance with US GAAP.

We conducted our audit of the Company in accordance with Singapore Standards on Auditing. Those Standards require that we plan and perform our audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion,

(a)	the accompanying financial statements of the Company are properly drawn up in accordance with the provisions of the Singapore Companies Act (“Act”) and Singapore Statements of Accounting Standard (“SAS”), with such modifications and exceptions as have been approved by the Registrar of Companies and Businesses (“RCB”) and to the extent that the Statements relate to the separate standalone financial statements of the Company, and so as to give a true and fair view of:

(i)	the state of affairs of the Company at 30 June 2003, the results, changes in equity and cash flows of the Company for the financial year ended on that date; and

(ii)	the other matters required by section 201 of the Act to be dealt with in the financial statements of the Company; and

(b)	the accounting and other records, and the registers required by the Act to be kept by the Company and by those subsidiaries incorporated in Singapore of which we are the auditors have been properly kept in accordance with the provisions of the Act.

In our opinion, the consolidated financial statements are properly drawn up so as to give a true and fair view of the matters required by Section 201 of the Act, as modified by waivers granted by the RCB as they pertain to the consolidated financial statements, to be dealt with in the consolidated financial statements.

We have considered the financial statements and auditors’ reports of the subsidiaries of which we have not acted as auditors and the financial statements of subsidiaries of which an audit is not required by law in their countries of incorporation, being financial statements included in the consolidated financial statements. The names of the subsidiaries are stated in Note 26 to the financial statements.

We are satisfied that the financial statements of the subsidiaries that have been consolidated with the financial statements of the Company are in form and content appropriate and proper for the purposes of the preparation of the consolidated financial statements and we have received satisfactory information and explanations as required by us for those purposes.

The auditors’ reports on the financial statements of the subsidiaries were not subject to any qualification and in respect of subsidiaries incorporated in Singapore did not include any comment made under section 207(3) of the Act.

PricewaterhouseCoopers

Certified Public Accountants

Singapore

22 October 2003

13

CREATIVE TECHNOLOGY LTD.

INCOME STATEMENT

- For the financial year ended 30 June 2003

	Note	2003 US$’000	2002 US$’000
Sales, net	3	394,088	458,712
Cost of goods sold		(303,417)	(357,670)

Gross profit		90,671	101,042
Selling, general and administrative		(26,704)	(29,308)
Research and development		(35,141)	(31,876)

Operating profit	4	28,826	39,858
Finance income	5	7,879	5,722
Finance costs	6	(18)	(17)
Loss from investing activities	7	—	(1,705)
Deficit on revaluation of investment in certain subsidiaries		(25,528)	(37,341)
Other non-operating income(expense)		832	(204)

Profit before taxation		11,991	6,313
Taxation	9	(6,556)	(6,670)

Net profit(loss)		5,435	(357)

Basic profit(loss) per share	21	(US$0.07)	(US$0.01)
Diluted profit(loss) per share	21	(US$0.07)	(US$0.01)

The accompanying notes form an integral part of these financial statements.

Auditors’ Report – Page 13.

14

CREATIVE TECHNOLOGY LTD.

BALANCE SHEET

- As at 30 June 2003

	Note	2003 US$’000	2002 US$’000
ASSETS
Current assets
Cash and cash equivalents	10	175,734	109,148
Accounts receivable	11	3,966	5,245
Inventories	12	32,557	47,316
Other assets and prepaids	13	4,038	6,560

Total current assets		216,295	168,269
Property, plant and equipment	14	8,599	7,011
Other non-current assets		1,284	879
Interest in subsidiaries	15	288,573	331,689

Total assets		514,751	507,848

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable		34,527	42,872
Accrued liabilities	16	24,275	21,647
Income taxes payable	9	14,042	15,310
Current portion of long-term obligations	17	50	50

Total current liabilities		72,894	79,879
Amount due to subsidiaries	15	7,275	951
Long-term obligations	17	146	194
Deferred taxation	9	1,600	3,120

Total liabilities		81,915	84,144

Shareholders’ equity
Share capital	18	12,609	12,488
Share premium		254,935	250,983
Capital reserve	19	120,978	101,530
Capital redemption reserve		3,825	3,825
Revenue reserve		40,489	54,878

Total shareholders’ equity		432,836	423,704

Total liabilities and shareholders’ equity		514,751	507,848

The accompanying notes form an integral part of these financial statements.

Auditors’ Report – Page 13.

15

CREATIVE TECHNOLOGY LTD.

STATEMENT OF SHAREHOLDERS’ EQUITY

- For the financial year ended 30 June 2003

	Ordinary shares ’000	Share capital US$’000	Share premium US$’000	Capital reserve US$’000	Capital redemption reserve US$’000	Revenue reserve US$’000	Total US$’000
Balance at 30 June 2001	73,944	11,810	172,123	98,669	3,444	91,272	377,318

Net loss	—	—	—	—	—	(357)	(357)

Net deficit on revaluation of investment in certain subsidiaries	—	—	—	(4,710)	—	—	(4,710)

Total recognized losses for the financial year	—	—	—	(4,710)	—	(357)	(5,067)

Share issued under employee options and share purchase plans	1,319	180	8,015	—	—	—	8,195

Repurchase of ordinary shares	(2,722)	(381)	—	—	381	(18,013)	(18,013)
Shares issued for acquisition of subsidiary	6,325	879	70,845	—	—	—	71,724

Arising on issuance of options in connection with the acquistion of subsidiary	—	—	—	4,976	—	—	4,976

Dividends paid	—	—	—	—	—	(18,024)	(18,024)

Amortization of deferred share compensation	—	—	—	2,595	—	—	2,595

Balance at 30 June 2002	78,866	12,488	250,983	101,530	3,825	54,878	423,704

Net profit	—	—	—	—	—	5,435	5,435

Net surplus on revaluation of investment in certain subsidiaries	—	—	—	15,745	—	—	15,745

Total recognized profit for the financial year	—	—	—	15,745	—	5,435	21,180

Share issued under employee options and share purchase plans	848	121	3,952	—	—	—	4,073

Dividends paid	—	—	—	—	—	(19,824)	(19,824)

Amortization of deferred share compensation	—	—	—	3,703	—	—	3,703

Balance at 30 June 2003	79,714	12,609	254,935	120,978	3,825	40,489	432,836

The accompanying notes form an integral part of these financial statements.

Auditors’ Report – Page 13.

16

CREATIVE TECHNOLOGY LTD.

CASH FLOW STATEMENT

- For the financial year ended 30 June 2003

	2003 US$’000	2002 US$’000
Cash flows from operating activities
Profit before tax	11,991	6,313
Adjustments for:
Depreciation and amortisation	4,402	7,565
Amortisation of deferred share compensation	3,703	2,595
Dividend income, net	(2,042)	—
Interest income	(1,942)	(2,720)
Interest expense	18	17
Write off of investment and other non-current assets	—	2,127
Deficit on revaluation of investments in certain subsidiaries	25,528	37,341

Operating cash flow before working capital change	41,658	53,238
Changes in assets and liabilities, net:
Accounts receivable	1,279	6,002
Inventories	14,759	20,960
Other assets and prepaids	2,522	1,987
Accounts payable	(8,345)	(22,356)
Accrued and other liabilities	8,952	(29,845)

Cash used in operations	60,825	29,986
Income tax paid	(9,344)	(8,324)
Interest paid	(18)	(17)

Net cash used in operating activities	51,463	21,645

Cash flows from investing activities
Capital expenditures, net	(5,990)	(2,932)
Purchase of investments, net	—	(1,000)
Interest received	1,933	2,705
Dividend received, net	2,042	—
Additional investments in/incorporation of subsidiaries	(7,077)	(1,800)
Decrease/(Increase) in other assets, net	40,014	(68,961)

Net cash from/(used in) investing activities	30,922	(71,988)

Cash flows from financing activities
Proceeds from exercise of ordinary share options	4,073	8,195
Repurchase of ordinary shares	—	(18,013)
Shares issued for acquisition	—	71,724
Repayments of long-term obligations, net	(48)	(39)
Dividends paid to shareholders	(19,824)	(18,024)

Net cash (used in)/from financing activities	(15,799)	43,843

Net increase/(decrease) in cash and cash equivalents	66,586	(6,500)
Cash and cash equivalents at beginning of the year	109,148	115,648

Cash and cash equivalents at end of the year (Note 10)	175,734	109,148

The accompanying notes form an integral part of these financial statements.

Auditors’ Report – Page 13.

17

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

These notes form an integral part of and should be read in conjunction with the accompanying financial statements.

1.	GENERAL

The Company is domiciled and incorporated in Singapore and is listed on both the Singapore Exchange and NASDAQ National Market. The address of its registered office is:

31 International Business Park

Creative Resource

Singapore 609921

The principal activities of the Company consists of the design, manufacture and distribution of digitised sound and video boards, computers and related multimedia and personal digital entertainment products.

The Company is required to prepare statutory financial statements of the Company and of the Group in accordance with the provisions of the Singapore Companies Act (“Act”) for filing with the Registrar of Companies and Businesses in Singapore (“RCB”).

The statutory financial statements of the Company are prepared in accordance with Singapore Statements of Accounting Standard (“SAS”) whilst the statutory consolidated financial statements of the Group (“US consolidated financial statements”) are prepared based on accounting principles generally accepted in the United States of America (“US GAAP”). This is not in compliance with SAS No. 26, which requires a holding company that is itself not a wholly owned subsidiary or virtually wholly owned, to prepare and present consolidated financial statements in accordance with SAS.

The US consolidated financial statements are prepared for filing with the Securities Exchange Commission in the United States and the Company has not prepared another set of consolidated financial statements in accordance with SAS. The Company has been granted an Exemption Order by the RCB, exempting it from complying with Section 201(14) of the Act in respect of certain disclosures on the condition that the consolidated financial statements comply with US GAAP. The significant differences between the US consolidated financial statements and consolidated financial statements prepared based on SAS relate to the capitalization of acquired in-process technology as part of goodwill and the amortization of goodwill.

The Company has also received approval from the RCB under Section 202(1) of the Act to file its statutory financial statements in United States of America dollar (“US$”), for financial years ended 30 June 2002 and 30 June 2003.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

The financial statements are prepared in accordance with the historical cost convention, modified by the revaluation of the Company’s investments in subsidiaries.

The financial statements are prepared in accordance with and comply with SAS, except for SAS No. 26 as set out in Note 1.

The financial statements are expressed in US$ as the principal currency in which the Company conducts its business is the US$.

18

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

Functional currency and foreign currency transaction

The functional currency of the Company is predominantly US$ and accordingly, gains and losses resulting from the translation of monetary assets and liabilities denominated in currencies other than the US$ are reflected in the determination of net profit(loss).

Cash equivalents

Cash and cash equivalents are carried in the balance sheet at cost. For the purposes of the cash flow statement, cash and cash equivalents consist of highly liquid investment instruments with maturities of three months or less and bank overdrafts. All deposits are in short term deposit and money market accounts with various banks.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using standard cost, appropriately adjusted at balance sheet date to approximate actual cost on a weighted average basis. In the case of finished products and work-in-progress, cost includes materials, direct labour and an appropriate proportion of production overheads.

Management performs a detailed assessment of inventory at each balance sheet date to establish provisions for excess and obsolete inventories. Evaluation includes a review of, among other factors, historical sales, current economic trends, forecasted sales, demand requirements, product lifecycle and product development plans, quality issues, and current inventory levels.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts at the year-end. Bad debts are written off when identified.

Depreciation of property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortised over the shorter of the remaining facility lease term or the estimated useful lives of the improvements. The estimated useful lives of the other assets are as follows:

Machinery and equipment	– 3 to 6 years
Furniture, fittings and office equipment	– 3 to 8 years

Investments

Quoted and unquoted investments held on a long-term basis are stated at cost. Write-downs are made where there is a decline in value of the investments that is other than temporary, determined on an individual basis. Cost is determined on a weighted average basis.

19

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

2.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Revenue recognition

Revenue comprises revenue earned from the sale of the Company’s products net of returns and price adjustments.

The Company generally recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, price is fixed or determinable, and collectibility is probable. Allowances are provided for estimated returns, discounts and warranties based on historical experience, current economic trends and changes in customer demand and acceptance of its products. Such allowances are adjusted periodically to reflect actual and anticipated experience. When recognizing revenue, the Company records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price protection, promotions, other volume-based incentives and rebates.

Dividend income is recorded gross in the income statement in the accounting period in which a dividend is received from the investee company.

Interest income is recognized on an accrual basis.

Research and development

Research and development costs are expensed-off as and when incurred.

Taxation

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. The principal temporary differences arise from depreciation on property, plant and equipment and interest income. Tax rates enacted or substantively enacted by the balance sheet date are used to determine deferred income tax.

Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Subsidiaries

Investments in subsidiaries are stated at the Company’s share of the net asset values of the respective investments.

Surpluses arising on revaluation are taken directly to reserves except where deficits have arisen from previous revaluations, which have been dealt with in the income statements. In these circumstances, surpluses are offset against these previous deficits in the income statements and any net surpluses are taken directly to reserves. Deficits are taken to reserves only where there are surpluses arising from previous revaluations, otherwise they are dealt with in the Company’s income statement.

Details of the Company’s subsidiaries is provided in Note 26.

20

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

Employee benefits

Employee leave entitlement

Employee entitlements to annual leave are recognised when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

Post employment benefits

The Company, apart from the legally required social security schemes, operate defined contribution plans. The Company’s obligation, in regard to the defined contribution plans, are limited to the amount it contributes to the funds. The expenses are disclosed under staff costs (Note 8).

Share-based compensation

The Company accounts for share-based compensation using the intrinsic value method, under which the deferred share compensation expense for share option is measured as the excess, if any, of the fair value of the share at the date of the grant over the share option exercise price. The deferred share compensation expense is amortized and charged to the income statement using the straight-line method over the vesting periods of the underlying options and credited to capital reserve. This is in accordance with the United States of America Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations, which have been adopted as the Singapore Statements of Accounting Standard does not provide specific guidance on share-based compensation.

Provisions

Provisions are recognised when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

The Company recognises the estimated liability on all products still under warranty at the balance sheet date. This provision is calculated based on past histories.

Leases

A distinction is made between finance leases, which effectively transfer from the lessor to the lessee substantially all the risks and benefits incidental to the ownership of the leased assets, and operating leases under which the lessor effectively retains substantially all such risks and benefits.

Finance leases are capitalised at the inception of the lease at the lower of the fair value of the leased property or the estimated present value of the underlying lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate of return on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in other long-term payables. The interest element of the finance charge is charged to the income statement over the lease period. Plant and equipment acquired under finance leasing contracts is depreciated over the useful life of the asset.

Operating lease payments, net of any incentives received from lessor, are charged to the income statement on a straight-line basis over the period of the lease.

When an operating lease is terminated before the lease period has expired, any payment required to be made to the lessor by way of penalty is recognised as an expense in the period in which termination takes place.

21

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

2.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Financial risk management

Financial risk factors

The Company’s activities expose it to a variety of financial risks, including the effects of foreign currency exchange rates and interest rates. The Company’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the financial performance of the Company. The Company uses derivative financial instruments such as foreign exchange contracts to hedge certain exposures.

Financial risk management is carried out by a central treasury department in accordance with established policies and guidelines.

Interest Rate Risk

Changes in interest rates could impact the Company’s anticipated interest income on its cash equivalents and interest expense on its debt. Due to the short duration of the Company’s cash deposits and terms of its debt, an immediate 10% increase in interest rates would not have a material adverse impact on the Company’s future operating results and cash flows.

Foreign Currency Exchange Risk in the Rate of Exchange of Reporting Currency Relative to US$

The functional currency of the Company is the US$ and accordingly, gains and losses resulting from the translation of monetary assets and liabilities denominated in currencies other than the US$ are reflected in the determination of net income (loss). The Company enters into forward exchange contracts to reduce its exposure to foreign exchange translation gains and losses. Forward exchange contracts are marked to market each period and the resulting gains and losses are included in the determination of net income or loss. No forward exchange contracts were outstanding at 30 June 2003. An aggregate decline of 10% in foreign currency exchange rates relative to US$, based on a sensitivity analysis of foreign currency denominated accounts receivable balances as of 30 June 2003, would not have a significant adverse effect on the Company’s results of operations and financial position.

Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company limits the amount of credit exposure to any one financial institution. The Company sells its products to original equipment manufacturers, distributors and key retailers. The Company believes that the concentration of credit risk in its trade accounts receivable is substantially mitigated due to performance of ongoing credit evaluations of its customers’ financial condition, use of short collection terms, use of letters of credit in certain circumstances and the geographical dispersion of sales. The Company establishes allowances for doubtful accounts, returns and discounts for specifically identified doubtful accounts, returns and discounts based on credit profiles of its customers, current economic trends, contractual terms and conditions and historical payment, return and discount experience.

Liquidity Risk

The Company manages liquidity risk by maintaining sufficient highly liquid investment instruments with maturities of three months or less, the availability of funding through an adequate amount of committed credit facilities relating to overdrafts, letter of credit and bank guarantees with several banks and the ability to close out market positions. Due to the dynamic nature of the underlying businesses, the Company aims at maintaining flexibility in funding by keeping committed credit lines available.

22

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

3	REVENUE

	2003 US$’000	2002 US$’000
Sales of goods	394,088	458,712
Interest income	1,942	2,720
Dividend income	2,618	—

	398,648	461,432

4	OPERATING PROFIT (LOSS)

	2003 US$’000	2002 US$’000
Operating profit (loss) before taxation is arrived at after charging (crediting) the following:
Amortisation of deferred share compensation	3,703	2,595
Auditors’ remuneration	185	184
Other fees paid/ payable to Auditors of the company	29	14
Depreciation of property, plant and equipment
– Machinery and equipment	1,859	2,118
– Furniture, fixtures and office equipment	2,466	5,295
– Leasehold improvements	77	152
Directors’ fees	68	68
Directors’ remuneration	249	248
Property, plant and equipment written off	55	422
Gain on sale of property, plant and equipment	(1,619)	(151)
Write back of provision for doubtful trade debts and sales return	(200)	(5,564)
Rental expense – operating leases	3,007	5,420

5	FINANCE INCOME

	2003 US$’000	2002 US$’000
Interest income
– Fixed deposits	1,942	2,720
Dividend income
– Subsidiaries	2,618	—
Net foreign exchange gain	3,319	3,002

	7,879	5,722

23

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

6	FINANCE COST

	2003 US$’000	2002 US$’000
Interest Expense
– Finance leases	18	17

	18	17

7	LOSS FROM INVESTING ACTIVITIES

	2003 US$’000	2002 US$’000
Investments written off
– Quoted equity investment	—	705
– Unquoted equity investment	—	1,000

	—	1,705

8	STAFF COSTS

	2003 US$’000	2002 US$’000
Wages, salaries and related expenses	28,134	29,277
Employer’s contribution to defined contribution plans including Central Provident Fund	3,153	3,083

	31,287	32,360

Average monthly number of persons employed during the year:

	2003	2002
Full time	1,128	1,567

24

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

9.	INCOME TAXES

(a)	The Company was granted a Pioneer Certificate in 1990 under the Singapore Economic Expansion Incentives (Relief from Income Tax) Act, Cap.86 for the design and manufacture of digital computer video, audio and multimedia products, including personal computers and related components, chipsets and software but not including interest income. Pioneer income is exempt from tax in Singapore, subject to certain conditions. The Company’s pioneer certificate expired in March 2000.

The Company has applied for a separate and new Pioneer Certificate. If the Company is awarded this new Pioneer Certificate, profits under the new Pioneer Certificate will be exempted from tax in Singapore. For the financial years 2001, 2002 and 2003, corporate tax was provided for in full based on the standard tax rate of 24.5%, 22% and 22% respectively as the terms and agreements of the new Pioneer Certificate are currently still under negotiation as at to date.

At 30 June 2003, the Company has estimated pioneer exempt income of approximately US$0.4 billion (2002: US$0.4 billion), subject to agreement by the Comptroller of Income Tax.

(b)	Tax Expense

	2003 US$’000	2002 US$’000
Tax expense attributable to profit is made up of:
Current income tax provision – Singapore	8,076	6,734
Deferred income tax provision	(1,520)	(64)

Provision for income taxes	6,556	6,670

The Company’s effective tax expense for the financial year 2003 and 2002 reconcile to the amounts computed by applying the Singapore statutory rate of 22% (2002: 22%) to profit(loss) before taxes and minority interest, as follows:

	2003 US$’000	2002 US$’000
Profit (loss) before tax	11,991	6,313

Tax calculated at a tax rate of 22% (2002:22%)	2,638	1,389
Tax exempt income – Singapore	—	(6)
Non-deductible expenses and write offs, net	3,918	5,287

Provision for income taxes	6,556	6,670

25

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

9.	INCOME TAXES (Cont’d)

(c)	Movements in provision for current tax

	2003 US$’000	2002 US$’000
Balance at the beginning of the year	15,310	16,900
Income tax paid	(9,344)	(8,324)
Current year’s tax expense on profit	8,076	6,734

Balance at the end of the year	14,042	15,310

(d)	Movements in provision for deferred tax

	2003 US$’000	2002 US$’000
Balance at the beginning of the year	3,120	3,184
Write back during the year	(1,520)	(64)

Balance at the end of the year	1,600	3,120

	2003 US$’000	2002 US$’000
The deferred tax arose as a result of:
Accelerated tax depreciation	387	(159)
Provisions	1,242	1,618
Foreign Exchange	170	1,634
Others	(199)	27

	1,600	3,120

10	CASH AND CASH EQUIVALENTS

	2003 US$’000	2002 US$’000
Cash and bank balances	7,202	3,729
Fixed deposits	168,532	105,419

	175,734	109,148

The weighted average effective interest rates for fixed deposits at the balance sheet date is 1.1% (2002: 1.8%).

The fixed deposits placed with financial institutions mature on varying dates within 1 month ( 2002: 1 month) from the financial year end.

26

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

11	ACCOUNTS RECEIVABLE

	2003 US$’000	2002 US$’000
Accounts receivable (trade)	8,714	10,267
Less: Provision for doubtful trade debts and sales return (see below)	(4,748)	(5,022)

	3,966	5,245

The movements in the provision for doubtful trade debts and sales return account during the year are as follows:

	2003 US$’000	2002 US$’000
Balance at the beginning of the year	5,022	10,586
Write back during the year (Note 4)	(200)	(5,564)
Utilised during the year	(74)	—

Balance at the end of the year	4,748	5,022

12	INVENTORIES

	2003 US$’000	2002 US$’000
Raw materials	15,000	28,127
Work-in-progress	2,347	2,869
Finished products	15,210	16,320

	32,557	47,316

13	OTHER ASSETS AND PREPAIDS

	2003 US$’000	2002 US$’000
Prepaid royalties	663	2,607
Prepaid sales taxes	2,859	3,583
Prepaid expenses, other receivables and deposits	516	370

	4,038	6,560

27

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

14	PROPERTY, PLANT AND EQUIPMENT

	Machinery and equipment US$’000	Furniture, fixtures and office equipment US$’000	Leasehold improvements US$’000	Total US$’000
Cost
– At 1 July 2002	24,108	22,622	4,374	51,104
Additions, at cost	5,583	1,202	21	6,806
Disposals/ write off, at cost	(10,196)	(921)	(222)	(11,339)

– At 30 June 2003	19,495	22,903	4,173	46,571

Accumulated depreciation
– At 1 July 2002	(21,515)	(18,386)	(4,192)	(44,093)
Depreciation charges	(1,859)	(2,466)	(77)	(4,402)
Disposals/ write off, at cost	9,405	905	213	10,523

– At 30 June 2003	(13,969)	(19,947)	(4,056)	(37,972)

Net book value
– At 30 June 2003	5,526	2,956	117	8,599

– At 30 June 2002	2,593	4,236	182	7,011

Included in the above are fixed assets of the Company acquired under finance leases with net book value of US$182,000 (2002: US$235,000) [see Note 17].

28

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

15	NET INTEREST IN SUBSIDIARIES

	2003 US$’000	2002 US$’000
Unquoted equity shares, at cost	236,790	229,713
Less: Net deficit on revaluation (see below)	(338,917)	(329,134)

	(102,127)	(99,421)
Amount due from subsidiaries
– trade	38,863	132,778
– non-trade	351,837	298,332

	288,573	331,689

Amount due to subsidiaries
– trade	(6,451)	(143)
– non-trade	(824)	(808)

	(7,275)	(951)

	281,298	330,738

The amounts due from and due to subsidiaries (non-trade) are interest free, unsecured and are not expected to be repaid within the 12 months after the balance sheet date. Accordingly, the fair value of these amounts cannot be reliably determined.

The net deficit on revaluation of subsidiaries has been arrived at as follows:

	2003 US$’000	2002 US$’000
Deficit on revaluation of investment in certain subsidiaries	(440,746)	(415,218)
Surplus on revaluation of investment in certain subsidiaries (Note 19)	101,829	86,084

	(338,917)	(329,134)

Details of the subsidiaries are in Note 26 of the financial statements.

16	ACCRUED LIABILITIES

	2003 US$’000	2002 US$’000
Marketing accruals	2,457	2,738
Payroll accruals	7,418	9,657
Royalty accruals	2,083	769
Other accruals	12,317	8,483

	24,275	21,647

29

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

17	LONG-TERM OBLIGATIONS

	2003 US$’000	2002 US$’000
Finance leases and hire purchase contracts
Minimum lease payments payable:
Within 1 year	68	68
Within 2 to 5 years	185	250

	253	318
Finance charges allocated to future periods	(57)	(74)

Provided for in the financial statements	196	244

Representing lease liabilities:
Current	50	50
Non-current	146	194

	196	244

The liability is secured on the property, plant and equipment acquired under finance lease contracts (see Note 14).

18	SHARE CAPITAL

(a)	Authorised ordinary share capital

The total authorised number of ordinary shares is 200 million shares (2002: 200 million shares) with a par value of S$0.25 per share (2002: S$0.25 per share).

(b)	Issued ordinary share capital

	2003 US$’000	2002 US$’000
79,714,078 (2002: 78,865,650) ordinary shares of S$0.25 each	12,609	12,488

The Company issued shares during the financial year as follows:

(i)	565,719 ordinary shares of S$0.25 each were issued at a weighted average exercise price of approximately US$4.58 per share for cash, upon the exercise of options granted under the Company’s share option plans.

(ii)	282,709 ordinary shares of S$0.25 each were issued at a weighted average exercise price of approximately US$5.24 per share for cash, under the Company’s Employee Share Purchase Plan (“ESPP”).

The newly issued shares rank pari passu in all respects with the previously issued shares.

30

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

Set below is a summary of the share option information under all plans:

	Options Outstanding
	Number of Shares (’000)	Weighted Average Exercise Price (US$)

Balance at 1 July 2002	11,879	6.56
Granted – at fair market value	380	6.99
Exercised	(566)	4.58
Cancelled	(1,101)	7.44

Balance at 30 June 2003	10,592	6.59

19	CAPITAL RESERVE

	2003 US$’000	2002 US$’000
Amortised portion of deferred share compensation	12,198	8,495
Arising on issuance of warrants and options in connection with the acquisition of subsidiaries	6,951	6,951
Revaluation reserve (see below)	101,829	86,084

	120,978	101,530

The movement in the amortised portion of deferred share compensation expense during the year is as follows:

	Deferred share compensation US$’000	Unamortised amount US$’000	Amortised portion of deferred share compensation US$’000
Balance at the beginning of the year	17,328	(8,833)	8,495
Reversal due to cancellation of unvested options	(826)	826	—
Amortised during the year (Note 4)	—	3,703	3,703

Balance at the end of the year	16,502	(4,304)	12,198

31

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

19	CAPITAL RESERVE (Cont’d)

The movement in the revaluation reserve account during the year is as follows:

	2003 US$’000	2002 US$’000
Balance at the beginning of the year	86,084	90,794
Net surplus/(deficit) on revaluation of investment in certain subsidiaries	15,745	(4,710)

Balance at the end of the year (Note 15)	101,829	86,084

20	DIVIDENDS

	2003 US$’000	2002 US$’000
Dividends paid
Tax-exempt dividend of US$0.25 (2001:US$0.50) per share	19,824	18,024

21	EARNINGS PER SHARE

Basic earnings per share is computed based on the profit after taxation attributed to shareholders, divided by the weighted average number of shares of 79,202,000 (2002: 73,182,000).

For the diluted earnings per share, the weighted average number of ordinary shares in issue is adjusted to assume conversion of all dilutive potential ordinary shares being the share options granted to employees.

In determining the diluted earnings per share, a calculation is performed to determine the number of shares that could have been acquired at market price (determined as the average annual share price of the Company’s shares) based on the exercise price of the outstanding share options. This calculation serves to determine the “unpurchased” shares to be added to the ordinary shares outstanding for the purpose of computing the dilution.

	2003 US$’000	2002 US$’000
Profit(Loss) after tax attributable to shareholders	5,435	(357)

	’000	’000
Weighted average number of ordinary shares in issue for basic earnings per share	79,202	73,182
Adjustment for assumed conversion of share options	1,649	—

Weighted average number of ordinary shares for diluted earnings per share	80,851	73,182

For the financial year ended 30 June 2003, approximately 0.5 million shares related to the convertible note were excluded from the computation of dilutive earnings per share, as the effect would be anti-dilutive.

For the financial year ended 30 June 2002, approximately 2.4 million potentially dilutive shares were excluded from the determination of diluted net loss per share, as the effect of including such shares is anti-dilutive.

32

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

22	RELATED PARTY TRANSACTIONS

In addition to the related party information shown elsewhere in the financial statements, the following significant transactions between the Company and related companies took place during the financial year on terms agreed by the parties concerned:

	2003 US$’000	2002 US$’000
Sales to subsidiaries	338,375	294,929
Rental expense paid/payable to subsidiaries	3,009	5,396
Research and development expense recharged by subsidiaries	15,381	17,637

23	SEGMENT REPORTING

Primary reporting segment – business segment

The Company operates primarily in one industry segment and provides advanced multimedia solutions for personal computers and personal digital entertainment products.

Secondary reporting format – geographical segment

The Company operates mainly in Singapore.

All relevant information regarding the business and geographical segment have been disclosed in the financial statements.

24	FAIR VALUE OF FINANCIAL INSTRUMENTS

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for long term obligations also approximate fair value because current interest rates charged to the Company for debts of similar maturities are substantially the same.

Information on fair value of balances with subsidiaries are set out in Note 15 to the financial statements.

25	AUTHORISATION OF FINANCIAL STATEMENTS

The Board of Directors of Creative Technology Ltd. authorised these financial statements for issue on 22 October 2003.

33

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

26	SUBSIDIARY COMPANIES

		Country of incorporation and place of business	Shares at cost		Percentage of equity held
			2003 US$’000	2002 US$’000	2003%	2002%
	Name						Principal activities
	DIRECT SUBSIDIARIES

##	Data Stream Corporation (S) Pte Ltd	Singapore	1,831	1,831	100	100	Inactive

##	Cubic Computer Services Pte Ltd	Singapore	12	12	100	100	Inactive

##	CTE Research Pte Ltd	Singapore	181	181	100	100	Inactive

##	Creative Integration Pte Ltd	Singapore	50	50	100	100	Inactive

##	Creative Technology Centre Pte Ltd	Singapore	4,344	352	100	* 50	Property investment holding

##	Creative Labs International Pte Ltd	Singapore	@	@	100	100	Inactive

##	Ectiva Pte Ltd	Singapore	@	@	100	100	Inactive

##	CTI (H) Pte Ltd	Singapore	@	@	100	100	Investment holding

##	Creative.com Pte Ltd	Singapore	@	@	100	100	Inactive

#	Creative Labs Sdn Bhd	Malaysia	@	@	100	100	Sales and marketing agent

#	Cubic Electronics Sdn Bhd	Malaysia	2,034	2,034	100	100	Manufacture and sale of computer assemblies and sub-assembly parts

#	Cubic Technology Sdn Bhd	Malaysia	@	@	100	100	Inactive

#	Creative Technology (Pty) Ltd	South Africa	2	2	100	100	Inactive

#	Creative Labs (Pty) Ltd	South Africa	2	2	100	100	Sales and marketing agent

34

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

		Country of incorporation and place of business	Shares at cost		Percentage of equity held
			2003 US$’000	2002 US$’000	2003%	2002%
	Name						Principal activities
	DIRECT SUBSIDIARIES

***	Creative Labs Taiwan Co., Ltd	Taiwan	768	768	100	100	Sales and marketing agent

**	Beijing Chuang Tong	People’s Republic	1,877	1,877	97	97	Inactive
+	Multimedia Computer Ltd	of China

**	Creative Future	People’s Republic	2,000	2,000	100	100	Development, manufacture
+	Computer Co., Ltd	of China					and sale of computers and
							related multimedia products

**	Creative Technology	People’s Republic	4,500	1,800	100	100	Design, development
+	(China) Co., Ltd	of China					and manufacture of
							communication and related
							multimedia products

#	Creative Labs (HK) Limited	Hong Kong	@	@	100	100	Sales and marketing agent

#	MLK Industry Limited	Hong Kong	385	@	60	100	Sales and distribution of
	(formerly known as						computer peripherals and
	Creative Next (HK) Limited)						related products

#	Creative Technology Asia Limited	Hong Kong	5,000	5,000	100	100	Investment holding

***	Data Stream Corporation	Japan	5,494	5,494	100	100	Development, manufacture
	(Kabashiki Kaisha)						and sale of computer
							peripherals

***	Creative Media	Japan	3,280	3,280	70	70	Distribution of digitised
	Kabashiki Kaisha						sound and video boards,
							computers and related
							multimedia products

#	Creative Labs International Pty Ltd	Australia	@	@	100	100	Inactive

***	Creative Labs BV	Netherlands	1,030	1,030	100	100	Investment holding

***	Creative Holdings Inc.	United States	204,000	204,000	100	100	Investment holding
		of America

			236,790	229,713

35

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

26	SUBSIDIARY COMPANIES (Cont’d)

	Name	Country of incorporation and place of business	Group’s effective percentage of equity held		Principal activities
			2003%	2002%
	INDIRECT SUBSIDIARIES

##	Creativehaunt.com Pte Ltd	Singapore	100	100	Inactive

##	Broadxent Pte Ltd	Singapore	100	100	Investment holding, software and hardware development, manufacture and sales of communication products

##	Hansvision Pte Ltd	Singapore	100	100	Sales and distribution of computer software products

##	Hifi Brands Pte Ltd	Singapore	100	100	Sales of consumer electronic and home entertainment products

##	Lava.com Pte Ltd	Singapore	100	100	Inactive

##	CL Direct Pte. Ltd.	Singapore	100	100	Inactive
	(formerly known as
	SI-Direct.com Pte Ltd)

##	Creative Direct Pte Ltd	Singapore	52	52	Sales and distribution of computer peripherals and related products

***	CTI Limited	Bermuda	100	100	Investment holding

***	CTI II Limited	Bermuda	100	100	Investment holding

***	Creative.com Limited	Bermuda	100	100	Inactive

***	3Dlabs Inc., Ltd	Bermuda	100	100	Investment holding, manufacture and sales of graphic products

#	Creative.com Pty Ltd	Australia	100	100	Inactive

#	Creative Labs Pty Ltd	Australia	100	100	Distribution of digitised sound and video boards, computers and related multimedia products

#	Hifi.com Pty Ltd	Australia	100	100	Inactive

***	Dexa Inc	Taiwan	100	100	Inactive

***	Creative Music Inc.	Taiwan	52.5	—	Research and development, sales and marketing of internet digital computer music software and hardware product

***	Creative Realty Inc.	United States of America	100	100	Property investment

***	Creative Labs Inc.	United States of America	100	100	Distribution of digitised sound and video boards, computers and related multimedia products

***	Cambridge SoundWorks, Inc.	United States of America	100	100	Development and sale of audio and home theatre speaker systems

36

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

		Country of incorporation and place of business	Group’s effective Percentage of equity held
	Name		2003%	2002%	Principal activities
INDIRECT SUBSIDIARIES

***	EcTiVA Inc.	United States of America	100	100	Inactive

***	E-mu Systems, Inc.	United States of America	100	100	Design, manufacture and sale of
					electronic musical instruments

***	E-mu International	United States of America	100	100	Inactive
	Sales Corporation

***	Creative Labs, Inc., Malvern	United States of America	100	100	Inactive

***	3Dlabs, Inc.	United States of America	100	100	Sales and marketing agent

***	3Dlabs, (Alabama) Inc.	United States of America	100	100	Research and development, sales
					and marketing agent

***	3Dlabs, International Ltd	Cayman Island	100	100	Inactive

***	Ensoniq Japan Incorporated	United States of America	100	100	Sale and marketing of musical instruments

***	3Dlabs K.K.	Japan	100	100	Sales and marketing agent

#	E-mu System Ltd	United Kingdom	100	100	Sales and marketing agent

***	ShareVision Technology, Inc	United States of America	100	100	Inactive

***	Silicon Engineering, Inc.	United States of America	100	100	Design and development of
					integrated circuits for multimedia, storage and communications products

***	Broadxent Inc.	United States of America	100	100	Design, manufacture and sale of
					communication products

***	Broadxent Holdings Inc.	United States of America	100	100	Investment holding

***	HiFi.com Holdings Inc.	United States of America	100	100	Inactive

#	Creative Labs (Ireland) Ltd	Republic of Ireland	100	100	Manufacture and distribution of
					digitised sound and video boards, computers and related multimedia
					products

#	Creative Labs NV	Belgium	100	100	Sales and marketing agent

#	Creative Labs A.S	Denmark	100	100	Sales and marketing agent

#	Creative Labs S.A.	France	100	100	Sales and marketing agent

37

CREATIVE TECHNOLOGY LTD.

NOTES TO THE FINANCIAL STATEMENTS

26	SUBSIDIARY COMPANIES (Cont’d)

		Country of incorporation and place of business	Group’s effective Percentage of equity held
	Name		2003%	2002%	Principal activities
INDIRECT SUBSIDIARIES

***	Creative Labs GmbH	Germany	100	100	Sales and marketing agent

***	3Dlabs GmbH	Germany	100	100	Inactive

***	Creative Labs Srl	Italy	100	100	Sales and marketing agent

***	Creative Labs Unipessoal, Lda	Portugal	100	100	Sales and marketing agent

***	Creative Labs Sp.z.o.o.	Poland	100	100	Sales and marketing agent

***	Creative Labs S.L.	Spain	100	100	Sales and marketing agent

***	MPC Distribution Limited	United Kingdom	100	100	Inactive

#	Creative Labs UK Ltd	United Kingdom	100	100	Sales and marketing agent

***	Creative Labs Europe Limited	United Kingdom	100	100	Inactive

#	3Dlabs Ltd	United Kingdom	100	100	Research and development, sales and
					marketing agent

#	Creative Technologies	Sweden	100	100	Sales and marketing agent
	Scandinavia AB

*	The directors regard Creative Technology Centre Pte Ltd (“CTC”) as subsidiary of the Company by virtue of the Company’s effective control over the operations and activities of CTC. One of the Company’s directors has a deemed interest in the remaining 50% equity of CTC.
**	Audited by other firms
***	Not required to be audited by law in country of incorporation
#	Audited by associate firms of PricewaterhouseCoopers, Singapore
##	Audited by PricewaterhouseCoopers, Singapore
@	Amount less than US$1,000
+	This subsidiary has a reporting financial year end of 31 December by law in country of incorporation

38

CREATIVE TECHNOLOGY LTD.

STATISTICS OF SHAREHOLDING

- As at 19 September 2003

Authorised Share Capital	: S$50,000,000
Issued and Fully Paid Up Capital	: S$20,064,799
Class of Shares	: Ordinary Shares of S$0.25 each with equal voting rights

Size of Shareholding	Number of Shareholders	Percentage of Shareholders (%)	Number of Shares	Percentage of Shares (%)
1 - 999	9,264	62.87	2,556,604	3.18
1,000 - 10,000	5,320	36.11	10,201,942	12.71
10,001 - 1,000,000	142	0.96	7,572,973	9.44
1,000,001 and over	9	0.06	59,927,676	74.67

Total	14,735	100.00%	80,259,195	100.00%

TOP TWENTY SHAREHOLDERS

Name of Shareholder		Number of Shares	Percentage (%)
1	Citibank Nominees Singapore Pte Ltd	21,125,247	26.32%
2	Sim Wong Hoo	9,381,552	11.69%
3	DBS Nominees Pte Ltd	7,086,884	8.83%
4	Raffles Nominees Pte Ltd	6,550,768	8.16%
*5	CEDE & Co	6,460,741	8.05%
6	United Overseas Bank Nominees Pte Ltd	3,018,304	3.76%
7	Ng Kai Wa & Ng Sin Choon	2,600,000	3.24%
8	HSBC (Singapore) Nominees Pte Ltd	2,581,035	3.22%
9	Overseas-Chinese Bank Nominees Pte Ltd	1,122,870	1.40%
10	DB Nominees (S) Pte Ltd	931,834	1.16%
11	UOB Kay Hian Pte Ltd	590,560	0.74%
12	Phillip Securities Pte Ltd	496,180	0.62%
13	Capital Intelligence Limited	380,900	0.47%
14	Kim Eng Securities Pte Ltd	332,550	0.41%
15	DBS Vickers Securities (S) Pte Ltd	321,250	0.40%
16	OCBC Securities Private Ltd	269,400	0.33%
17	Western Properties Pte Ltd	257,000	0.32%
18	OPH Investment Trading Pte Ltd	232,000	0.29%
19	Lee Kang Hock	170,000	0.21%
20	Morgan Stanley Asia (S’pore).	149,202	0.19%

	Total	64,058,277	79.81%

*	A nominee name used by The Depository Trust Company of New York to register shares in.

	Number of Ordinary Shares
Substantial Shareholders	Direct Interest	Deemed Interest
Sim Wong Hoo	25,984,602	—
Causeway Capital Management LLC	—	4,772,274

39

CREATIVE TECHNOLOGY LTD.

CORPORATE DIRECTORY

BOARD OF DIRECTORS

Sim Wong Hoo,	Chairman
Tan Lip-Bu,	Director
Tang Chun Choy,	Director
Lee Kheng Nam,	Director

CORPORATE HEADQUARTERS	COMPANY SECRETARY

31 International Business Park	Ng Keh Long
Creative Resource	31 International Business Park
Singapore 609921	Creative Resource
Tel: 65-6895-4000	Singapore 609921

US HEADQUARTERS	REGISTRAR / TRANSFER AGENT

1901 McCarthy Boulevard	Lim Associates Pte Ltd
Milpitas CA 95035 USA	10 Collyer Quay
Tel: 1-408-428-6600	#19-08 Ocean Building
Singapore 049315
&
EUROPE HEADQUARTERS	Mellon Investor Services
235 Montgomery Street
Ballycoolin Business Park	23rd Floor
Blanchardstown Dublin 15	San Francisco CA 94104 USA
Republic of Ireland
Tel: 353-1-820-6444

INDEPENDENT ACCOUNTANTS

CORPORATE COUNSEL	PricewaterhouseCoopers
8 Cross Street #17-00
ASG Law Corporation	PWC Building
30 Raffles Place	Singapore 048424
#12-00 Caltex House	Audit Partner: Ms Deborah Ong
Singapore 048622
&
Morrison & Foerster LLP
Attorneys at Law
425 Market Street
San Francisco, CA 94105 - 2482 USA

40